Exhibit 10.c
Execution Version

FOURTH AMENDED AND RESTATED
PARTNERSHIP AGREEMENT
between
POLARIS ACCEPTANCE INC.
and
CDF JOINT VENTURES, LLC

Effective as of July 1, 2024

Page

1.1    Formation of a Partnership    1
1.2    Purposes and Scope of the Partnership    2
1.3    Name of the Partnership    3
1.4    Term.    3
1.5    Principal Place of Business    4
1.6    Powers of the Partnership    4
1.7    Fictitious Certificate; Foreign Qualifications    4
ARTICLE II CAPITAL CONTRIBUTIONS AND OTHER OBLIGATIONS    4
2.1    Capital Contributions of the Partners    4
2.2    Additional Capital Contributions    5
2.3    Capital Accounts    5
2.4    Return of Capital    5
2.5    Contribution of Financing Business    6
2.6    Establishment of Reserves    6
2.7    Securitization.    6
ARTICLE III OWNERSHIP    7
3.1    Partnership Interests    7
3.2    PAI Purchase Option Effective at End of the Initial Term of the Partnership or Upon Subsequent End of Term.    7
3.3    CDFJV Purchase Option Effective at End of the Initial Term of the Partnership or Upon Subsequent End of Term.    8
3.4    Retention of Employees in Connection with Exercise of the PAI Purchase Option    9
ARTICLE IV MANAGEMENT OF THE PARTNERSHIP    9
4.1    The Management Committee    9
4.2    Members    9
4.3    Meetings; Approval    9
4.4    Chief Operating Officer    10
4.5    Chief Executive Officer    11
4.6    Management Committee Duties    11

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(continued)
Page

4.7    Dispute Resolution.    12
4.8    Expenses of the Partnership; Compensation of Partners; Employees    13
4.9    Reimbursement of CEO’s and COO’s Compensation and Out-of-Pocket Expenses    13
4.10    Legal Documents and Procedures    14
4.11    Credit and Operational Policies    14
4.12    Additional Services    14
ARTICLE V AGREEMENTS    14
5.1    Partnership Authority    14
5.2    Financing    15
5.3    Global Growth Incentive.    15
ARTICLE VI ALLOCATION AND DISTRIBUTION OF PROFITS AND LOSSES    15
6.1    Allocations and Distributions of Earnings and Credits    15
6.2    Allocation of Losses    15
6.3    Treatment of Taxes Withheld; Distributions With Respect to Certain State and Local Taxes    15
6.4    Section 704(c) Allocations    16
ARTICLE VII ACCOUNTING    16
7.1    Books of Account; Records    16
7.2    Location and Rights of Inspection; Right to Audit    16
7.3    Auditor    16
7.4    Fiscal Year    17
7.5    Budgets    17
7.6    Financial Reports    17
7.7    [Reserved].    17
7.8    Payment of Expenses in Ordinary Course    17
7.9    Accounting Decisions    17
7.10    Appointment of the Tax Matters Partner and Partnership Representative.    18

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(continued)
Page

7.11    Tax Policy    19
7.12    Notice of Tax Audit    19
7.13    Tax Returns    19
ARTICLE VIII DISSOLUTION AND TERMINATION    20
8.1    Causes of Dissolution    20
8.2    Events of Default    20
8.3    Dissolution of Partnership for Non-viability    21
8.4    Dissolution of Partnership Because of Acquisition by a Competitor    21
8.5    Dissolution of Partnership for Irreconcilable Fundamental Disputes    22
8.6    Dissolution of Partnership for Irreconcilable Business Disputes    23
8.7    Winding Up    23
8.8    Management Rights During Winding Up    24
8.9    Distributions in Liquidation.    The proceeds of liquidation shall be applied in the following order of priority:    24
8.10    Dissolution    25
8.11    Remedies of Non-Defaulting Party    25
8.12    Post Dissolution Matters    25
ARTICLE IX CONFIDENTIALITY    26
ARTICLE X NEGATIVE PLEDGE    27
ARTICLE XI INDEMNIFICATION AND CONTRIBUTION    27
11.1    Indemnification by Partnership    27
11.2    Contribution    27
11.3    Indemnification    28
ARTICLE XII GENERAL    28
12.1    Additional Documents and Acts; Further Assurances    28
12.2    Notices    28
12.3    Governing Laws; Jurisdiction    29
12.4    Waiver of Jury Trial    29
12.5    Entire Agreement; Amendment and Restatement    29

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(continued)
Page

12.6    Technology    30
12.7    Tradenames    31
12.8    Waiver    31
12.9    Severability    31
12.10    Other Business    31
12.11    Binding Agreement, Assignments    31
12.12    Counterparts    32
12.13    Headings    32
12.14    Amendments    32
12.15    Exclusivity.    32
12.16    Publicity    34
12.17    No Third-Party Beneficiaries    34
12.18    Disclaimer of Agency    34
ARTICLE XIII DEFINITIONS    34

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FOURTH AMENDED AND RESTATED
PARTNERSHIP AGREEMENT
THIS FOURTH AMENDED AND RESTATED PARTNERSHIP AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is executed as of February 7, 2024, and effective as of July 1, 2024 (the “Effective Date”), between POLARIS ACCEPTANCE INC., a Minnesota corporation (“PAI”), and CDF JOINT VENTURES, LLC, a Delaware limited liability company (“CDFJV”). Certain capitalized terms used herein are defined as set forth in Article XIII hereof.
RECITALS
The following recitals are a material part of this Agreement:
A. PAI and CDFJV desired to organize a general partnership under the laws of the State of Illinois for the ownership and operation of a commercial finance business and related finance businesses within the United States and other countries supporting the business of PAI’s Affiliates, Polaris Inc., a Delaware corporation (“PII”), Polaris Industries Inc., a Delaware corporation (“Manufacturer”), and Polaris Sales Inc., a Minnesota corporation (“PSI”, and together with PAI, PII, Manufacturer and the Marine Portfolio Entities (as defined herein) are referred to collectively as “Polaris٢) and their respective Affiliates from time to time and such other businesses as the Parties subsequently may agree (such partnership, conducting such business, “Polaris Acceptance”, “PA” or the “Partnership”) and, in furtherance thereof, PAI and CDFJV entered into that certain Partnership Agreement, dated as of February 7, 1996 and in effect as of March 1, 1996, as amended through February 28, 2011 (the “Original Agreement”). On February 28, 2011, PAI and CDFJV entered into that certain Amended and Restated Partnership Agreement, as amended through June 1, 2014 (the “First Amended Agreement”), which had the effect of amending and restating the Original Agreement in its entirety. On June 1, 2014, PAI and CDFJV entered into that certain Second Amended and Restated Partnership Agreement, as amended through August 1, 2019 (the “Second Amended Agreement”), which had the effect of amending and restating the First Amended Agreement in its entirety. On August 1, 2019, PAI and CDFJV entered into that certain Third Amended and Restated Partnership Agreement, as amended (the “Third Amended Agreement”), which had the effect of amending and restating the Second Amended Agreement in its entirety; and
B.    PAI and CDFJV desire to amend and restate the Third Amended Agreement in its entirety as set forth herein;
NOW THEREFORE, in consideration of the premises, recitals and mutual covenants, undertakings and obligations hereinafter set forth or referred to herein, the Parties mutually covenant and agree as follows:
ARTICLE I
The Partnership
1.1Formation of a Partnership. PAI and CDFJV formed POLARIS ACCEPTANCE, an Illinois general partnership, effective March 1, 1996, as a general partnership for the limited purposes and scope set forth in this Agreement. PAI and CDFJV are sometimes referred to in this Agreement collectively as “Partners” or “Parties” and individually as a “Partner” or a “Party.”
Except as otherwise expressly provided in this Agreement, the rights and obligations of the Partners and the administration and dissolution of the Partnership shall be governed by the Illinois Uniform Partnership Act. A Partner’s interest in the Partnership (such Partner’s “Partnership Interest” and all such interests in the Partnership, the “Partnership Interests”) shall be deemed personal property for all purposes. All interests in real and other property owned by the Partnership shall be deemed owned by the Partnership as an entity, and neither Partner, individually, shall have any ownership interest in such property.
1.2Purposes and Scope of the Partnership. The purpose of the Partnership is limited strictly to the ownership and operation of a commercial finance business and related finance businesses supporting:
(i)the domestic sales of Polaris Product to some or all of the Polaris Commercial Customers, (A) unless the Management Committee makes a unanimous determination with respect to a Polaris Product that the Partnership should not provide inventory financing for such Polaris Product (such determination to be made after the disclosure to the Management Committee by each Partner of any legal prohibitions or limitations in connection with such financing known to it), then such Polaris Product shall be excluded from the financing activities of the Partnership until the Management Committee makes a unanimous determination not to continue such exclusion (such excluded Polaris Products, if any, the “Excluded Products”), or (B) other than with respect to (1) the Polaris Commercial Customers which are listed on Schedule 2 to this Agreement, or (2) other Polaris Commercial Customers with respect to which the Management Committee makes a unanimous determination that the Partnership should not provide inventory financing to such Polaris Commercial Customers, then, in each case, such Polaris Commercial Customers shall be excluded from the financing activities of the Partnership as well as the provisions of Section 12.15 below, until the Management Committee makes a unanimous determination not to continue such exclusion (such excluded Polaris Commercial Customers, if any, the “Excluded Dealers”);
(ii)domestic sales of products manufactured and/or distributed from time to time by manufacturers and distributors other than Polaris and/or any of their Affiliates, including, without limitation, Alcom, LLC, to domestic dealers and distributors of Polaris and/or any of their Affiliates;
(iii)domestic purchases (or trade-ins) of used products manufactured and/or distributed from time to time by manufacturers and distributors other than Polaris and/or any of their Affiliates; and
(iv)such other businesses in such geographic areas as the Parties subsequently may agree;
provided, in each of clauses (ii), (iii), and (iv), that the Partners or the Management Committee has unanimously approved the financing of such sales, purchases (or trade-ins), or other businesses. For the avoidance of doubt, as of the Effective Date, Marine Portfolio Products are not Excluded Products.

The Partnership may engage in any and all activities as are reasonably incidental to the foregoing, including, without limitation, collection activities and bringing suits in connection with such collection activities, provided however that the Partnership engages only in activities in which a national bank is permitted to engage under laws and regulations applicable to a national bank. In connection with the foregoing the Partnership initially adopted all of CDF’s customary credit, operational and other policies and procedures, except to the extent otherwise Approved by the Management Committee. These purposes shall not be extended by implication or otherwise except by a written agreement signed by the Partners. Except as otherwise expressly provided in the Definitive Agreements, including without limitation in Section 1.10 and Section 6.17 of the Joint Venture Agreement and Section 12.15 of this Agreement, and without limiting the generality of Section 12.10 hereof, nothing in this Agreement shall be deemed to restrict in any way the freedom of a Partner or any of its Affiliates (other than Polaris Acceptance), to conduct any other business or activity whatsoever, without any accountability to the Partnership or to the other Partner.
1.3Name of the Partnership. The name of the Partnership is “Polaris Acceptance”, or any other such name as may hereafter be Approved by the Management Committee.
1.4Term.
(a)The term of the Partnership began on March 1, 1996 and, unless sooner dissolved and terminated under the provisions of this Agreement (including, without limitation, the provisions of Section 1.4(b) below), shall continue until the Last Day of the Initial Term (such term, the “Initial Term٢) or, if applicable, the last day of an additional term or an Extended Term, and thereafter shall be extended automatically for additional one year terms unless during the 90-day period prior to the then-scheduled Renewal Notice Date for the term of the Partnership either Partner gives notice to the other Partner of its intention not to extend the term, in which event the Partnership shall dissolve in accordance with the terms of this Agreement upon the scheduled expiration of the then current term of the Partnership, except as otherwise provided in Sections 3.2 and 3.3. If either Partner gives notice to the other Partner at least 90 days prior to a Renewal Notice Date of its intention to extend the term for an additional five year term (such term, an “Extended Term”) and the other Partner agrees in writing to such Extended Term prior to such Renewal Notice Date, then the Partnership shall continue for such Extended Term until the last day thereof, subject to automatic extensions pursuant to the foregoing sentence. If the other Partner does not so agree in writing to such Extended Term, the term of the Partnership shall nevertheless be extended automatically for additional one-year terms pursuant to the first sentence of this Section 1.4(a) unless a Partner gives notice to the other Partner of its intention not to extend the term during the periods set forth above for such notice. For the avoidance of doubt, if the Parties have agreed to an Extended Term prior to a scheduled Renewal Notice Date, the “then-scheduled Renewal Notice Date” referenced above, means the new Renewal Notice Date for the agreed Extended Term, and the “scheduled expiration of the then current term of the Partnership” referenced above means the scheduled expiration of the agreed Extended Term.
(b)If the term of the Partnership is terminated pursuant to Section 1.4(a) above as a result of a notice given by PAI to CDFJV of PAI’s intention not to extend the term of the Partnership (and regardless of whether such notice is given with respect to termination as of the Last Day of the Initial Term, or at the end of any additional term or Extended Term), and the value of the Securitized Receivables existing on the date of such notice equals or exceeds $500,000,000, PAI shall pay to CDFJV, on the last day of the term, a termination fee of $350,000 (the “Termination Fee”). The Termination Fee shall be earned by CDFJV on the date upon which such notice is given.
1.5Principal Place of Business. The principal place of business of the Partnership shall be at:
10 South Wacker Drive
Chicago, IL 60606
If Approved by the Management Committee, the principal place of business of the Partnership may be changed to any other address in Illinois. The Partnership also shall have an office at the following address, or at any other address or addresses as may be Approved by the Management Committee:
c/o Polaris Inc.
2100 Highway 55
Medina, MN 55340
1.6Powers of the Partnership. Subject to the restrictions set forth in this Agreement, the Partnership shall have the power to exercise all the powers and privileges granted by this Agreement and by law, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the purposes of the Partnership.
1.7Fictitious Certificate; Foreign Qualifications. Subject. Subject to Section 1.7 of the Joint Venture Agreement, the Partners and the Partnership shall duly sign and cause to be filed, and where required published, such fictitious business name statements and such applications to qualify as foreign entities as may be required under applicable law in connection with the formation and operation of the Partnership.
ARTICLE II
Capital Contributions and Other Obligations
2.1Capital Contributions of the Partners. On March 1, 1996, concurrently with the formation of the Partnership, PAI and CDFJV contributed as the initial capital of the Partnership the following amounts in cash: (i) in the case of PAI, an amount equal to 3.75% of the aggregate accounts receivable (exclusive of reserves, if any) contributed by CDF to the Partnership upon formation of the Partnership, as contemplated by Section 2.5 hereof, and (ii) in the case of CDFJV, an amount equal to 11.25% of the aggregate accounts receivable (exclusive of reserves, if any) contributed by CDF to the Partnership upon formation of the Partnership, as contemplated by Section 2.5 hereof. PAI subsequently exercised its option pursuant to the Original Agreement to increase its equity share in the Partnership to 50%, and PAI made a corresponding capital contribution.
2.2Additional Capital Contributions. Each Partner shall be required to make an additional capital contribution to the Partnership from time to time in an amount sufficient to increase and/or maintain such Partner’s Capital Account (a) in the case of CDFJV, to an amount equal to CDFJV’s then current Partnership Interest multiplied by the Required Equity Percentage of Base Capital, and (b) in the case of PAI, to an amount equal to PAI’s then current Partnership Interest multiplied by the Required Equity Percentage of Base Capital; the above amounts to be based on Base Capital determined each month as of the end of such month (in each case, an “Additional Capital Contribution”). Such Additional Capital Contributions shall be determined and made (x) as of the end of each month during the term of the Partnership, or (y) if Approved by the Management Committee, more often, which Additional Capital Contributions shall be made within five Business Days of receiving notice from the Partnership of any such increase. All Additional Capital Contributions shall be made in cash by wire transfer of immediately available funds to Polaris Acceptance’s cash depository account or to such other account of Polaris Acceptance as shall be Approved by the Management Committee from time to time. The Partners hereby agree that the Partners or the Management Committee, may quarterly, or more frequently as the Partners or the Management Committee may determine, modify the Required Equity Percentage to such percentage as the Partners or the Management Committee, if such agreement is Approved by the Management Committee, agree is necessary to reflect an appropriate level of equity; provided, however, that following the occurrence of a Withdrawal Date, the level of Required Equity Percentage shall be reviewed by the Management Committee at least monthly and the Partners or the Management Committee, if such agreement is Approved by the Management Committee, may, on a monthly basis following the occurrence of a Withdrawal Date, agree to adjust the level of the Required Equity Percentage. The requirement of each Partner to maintain sufficient funds in its Capital Account shall continue through the liquidation and/or wind-down and dissolution of the Partnership as specified in Article VIII hereof.
2.3Capital Accounts. An individual capital account (a “Capital Account”) shall be maintained for each Partner. At any time, the balance in a Partner’s Capital Account shall equal its initial capital contribution made pursuant to Section 2.1, as modified as follows:
(a)increased by additions to capital by or for the account of that Partner pursuant to Section 2.2;
(b)increased by additions to capital by PAI pursuant to PAI’s exercise in January 1997 of its option to increase its Partnership Interest to 50%;
(c)increased by any Profits allocated to such Partner under Section 6.1;
(d)decreased by all distributions to or for the account of such Partner under Section 61 or Section 2.4; and
(e)decreased by any Losses allocated to such Partner under Section 6.2.
2.4Return of Capital. It generally is the expectation that capital contributions will not be returned to the Partners during the term of the Agreement except to the extent contemplated by Section 6.1. However, with the prior written consent of all of the Partners, part or all of the capital may be returned to the Partners on a pro rata basis based upon each such Partner’s Partnership Interest.
2.5Contribution of Financing Business. CDFJV caused its Affiliate, CDF, pursuant to the terms of the Contribution Agreement, to contribute to the Partnership its portfolio of commercial finance business supporting the business of Polaris. Such contribution occurred on March 1, 1996, concurrently with the making by the Partners of the contributions to capital of the Partnership pursuant to Section 2.1. The Partnership made an equalization payment to CDF for such contribution in accordance with the terms of the Contribution Agreement in order to maintain the Partners’ respective initial capital contributions at levels proportional to each Partner’s respective initial Partnership Interest.
2.6Establishment of Reserves. The Partners acknowledge and agree that the Management Committee has established and will establish appropriate levels of general reserves for the Partnership and that such general reserves have been and will be funded either (i) by direct cash payments to be made by the Partners to the Partnership in accordance with their respective Partnership Interests or (ii) by allocating a portion of the earnings of the Partnership during the first six months following the formation of the Partnership to the creation of such general reserves.
2.7Securitization.
(a)The Partnership has sold and may continue to sell, from time to time, certain eligible Receivables and related security to a Securitization Facility. CDFJV, in its capacity as a Partner, shall have sole discretion to determine whether or not the Partnership shall transfer any Receivables to a Securitization Facility and to determine the timing, terms and conditions upon which any such transfer is made; provided, however, that any such Securitization Transaction shall be on terms and conditions customary in the industry for securitizations of similar size, type, asset class and market (it being agreed that any terms or conditions required by any investment bank underwriting or placing the securities being offered in connection with such Securitization Transaction, a party purchasing securities in a private Securitization Transaction, or by any rating agency rating such securities shall be deemed customary). Upon the reasonable request by any Member of the Management Committee, Company shall provide copies or other information relating to any such Securitization Transaction or Securitization Facility. In connection with the transfer of any Receivables to a Securitization Facility, the Partners will use commercially reasonable efforts to cause the sales price of such Receivables as set forth in any Receivables Sale Agreement to be calculated in a manner consistent with the definition of Fair Market Value (as set forth in this Agreement); provided that the Partners acknowledge that the terms of each such Receivables Sale Agreement shall govern all sales of Receivables thereunder, including, without limitation, the sales price of the Receivables sold thereunder. The determination of “Fair Value” as used in any such Receivables Sale Agreement, shall be determined as of the end of the calendar month within which such transfer occurs. The Partners agree to cause the Partnership to cooperate with any servicer under any Securitization Facility with respect to the enforcement of any agreements, instruments, contracts or other documents creating, evidencing, governing, securing or otherwise relating to a Securitized Receivable, including, but not limited to, the Manufacturer’s Repurchase Agreement.
(b)PAI may, by prior written notice, delivered not later than the Required Withdrawal Notice Date, delivered to CDFJV, either require that the Partnership not enter into any new Securitization Transaction and/or cease selling Receivables to a particular existing Securitization Facility, in both cases, effective as of the date specified in such notice (the “Withdrawal Date”). The Partnership shall cease selling Receivables on such Withdrawal Date if and only to the extent that such action would not result in a reduction, withdrawal or downgrading of the then current ratings by any rating agency of any securities issued in connection with such Securitization Facility and otherwise complies with any so-called “Rating Agency Condition” or other similar requirement relating to maintenance of ratings set forth in the documents governing such Securitization Facility.
ARTICLE III
Ownership
3.1Partnership Interests. The Partnership Interest of each Partner as of the Effective Date is as follows:
PAI - 50%
CDFJV - 50%

3.2PAI Purchase Option Effective at End of the Initial Term of the Partnership or Upon Subsequent End of Term.
(a)PAI shall have the option to purchase all of CDFJV’s Partnership Interest (the “PAI Purchase Option”) on the terms as are hereinafter described, which option shall be exercisable upon written notice to CDFJV (i) concurrently with, or at any time after, PAI’s notice to CDFJV of its intention not to extend the term as permitted under Section 1.4(a) (but not later than the Renewal Notice Date) or (ii) during the 30-day period following notice given by CDFJV as permitted under Section 1.4(a) of its intention not to extend the term. Any exercise by PAI of the PAI Purchase Option pursuant to this clause (a) above shall take precedence over any election not to renew the term of the Partnership.
(b)Upon PAI’s exercise of the PAI Purchase Option as set forth above and the payment in full to CDFJV therefor in accordance with the terms set forth in Section 3.2(c), then on the scheduled expiration of the then current term of the Partnership (the “Purchase Option Closing Date”), PAI (and, if applicable as described below, its Affiliate) shall have 100% ownership of all of the Partnership Interests and shall have the right to manage the affairs of the Partnership as it may deem appropriate in its sole discretion and any Definitive Agreements shall terminate, except those provisions of such Definitive Agreements whereby any party is obligated to indemnify another party, and any provisions of such Definitive Agreements which expressly survive any termination of the Definitive Agreements. For the avoidance of doubt, if the Parties have agreed to an Extended Term prior to a scheduled Renewal Notice Date, the “Renewal Notice Date” referenced under clause (a) above means the new Renewal Notice Date for the agreed Extended Term, and the “scheduled expiration of the then current term of the Partnership” referenced in the preceding sentence means the scheduled expiration of the agreed Extended Term. Upon PAI’s exercise of the PAI Purchase Option, (i) CDFJV shall cease selling Receivables into a Securitization Facility (if Receivables are then still being sold into a Securitization Facility) and (ii) if CDF or any Affiliate thereof has a written commitment from PAI or any Affiliate thereof to continue to act as servicer of the Receivables after the Purchase Option Closing Date, CDFJV shall use its commercially reasonable efforts to effect a withdrawal of the dealer accounts that had previously been designated as included in such Securitization Facility from further participation in such Securitization Facility, but only if and to the extent that such withdrawal or removal of such dealer accounts would not result in a reduction, withdrawal or downgrading of the then current ratings by any rating agency of any securities issued in connection with such Securitization Facility and otherwise complies with any so-called “Rating Agency Condition” or other similar requirement relating to maintenance of ratings set forth in the documents governing such Securitization Facility.
(c)The PAI Purchase Option shall be exercisable in full but not in part. The PAI Purchase Option shall not be assignable by PAI, except to any wholly-owned subsidiary of PII and provided that PAI shall remain fully liable with respect to the obligations of any such assignee to pay the exercise price. The exercise price for the PAI Purchase Option shall be equal to the sum of (i) the aggregate Capital Account of CDFJV calculated as of the Purchase Option Closing Date, plus (ii) an amount equal to one-half (1/2) of the aggregate general reserves established for the Partnership and in existence as of such time. On the Purchase Option Closing Date, CDFJV shall execute such transfer documents to evidence the transfer of CDFJV’s Partnership Interest to PAI as PAI shall reasonably request against payment of the exercise price, and PAI shall make payment in full in cash directly to CDFJV. Such payments shall be made by wire transfer of immediately available funds to an account designated by CDFJV.
3.3CDFJV Purchase Option Effective at End of the Initial Term of the Partnership or Upon Subsequent End of Term.

(a)If, and only if, either (x) PAI gave notice to CDFJV of its intention not to extend the term pursuant to Section 1.4(a) and PAI did not exercise the PAI Purchase Option within the time specified in Section 3.2(a)(؛) above, or (y) PAI shall have failed to exercise the PAI Purchase Option during the given exercise period following CDFJV’s notice to PAI of its intention not to extend the term pursuant to Section 3.2(a)(ii) above (the date on which the notice pursuant to clause (x) is received or the first day to occur after the exercise period shall have lapsed without the PAI Purchase Option having been exercised under such circumstances pursuant to clause (y), the “No Exercise Dateو(٢ CDFJV shall have the option, at such times as are hereinafter described, to purchase all of PAI’s Partnership Interest (the “CDFJV Purchase Option”). In order to exercise the CDFJV Purchase Option, CDFJV shall give written notice to PAI of such exercise on or after the first Business Day following the relevant No Exercise Date, but in no event later than the date which is 30 days thereafter. Any exercise by CDFJV of the CDFJV Purchase Option pursuant to this clause (a) shall take precedence over any election not to renew the term of the Partnership.
(b)Upon CDFJV’s exercise of the CDFJV Purchase Option as set forth above and the payment in full to PAI therefor in accordance with the terms set forth in Section 3.3(c), then on the Purchase Option Closing Date, CDFJV (and, if applicable as described below, its Affiliate) shall have 100% ownership of all of the Partnership Interests and shall have the right to manage the affairs of the Partnership as it may deem appropriate in its sole discretion and any Definitive Agreements shall terminate, except those provisions of such Definitive Agreements whereby any party is obligated to indemnify another party, and any provisions of such Definitive Agreements which expressly survive any termination of the Definitive Agreements.
(c)The CDFJV Purchase Option shall be exercisable in full but not in part. The CDFJV Purchase Option shall not be assignable by CDFJV except to any Affiliate of CDFJV. The exercise price for the CDFJV Purchase Option shall be equal to the sum of (i) the aggregate Capital Account of PAI calculated as of the Purchase Option Closing Date, plus (ii) an amount equal to one-half (1/2) of the aggregate general reserves established for the Partnership and in existence as of such time. On the Purchase Option Closing Date, PAI shall execute such transfer documents to evidence the transfer of PAI’s Partnership Interest to CDFJV as CDFJV shall reasonably request against payment of the exercise price, and CDFJV shall make payment in full in cash directly to PAI. Such payment shall be made by wire transfer of immediately available funds to an account designated by PAI. In connection with any exercise of the CDFJV Purchase Option, the Partnership shall assign to CDFJV all contracts with dealers, distributors and Polaris and their Affiliates to which the Partnership is party, CDFJV shall promptly cause the Partnership to change its name so as not to include “Polaris” in the name, and CDFJV agrees not to do business under the name “Polaris Acceptance”.
3.4Retention of Employees in Connection with Exercise of the PAI Purchase Option. In connection with the exercise of the PAI Purchase Option, PAI shall offer employment to all employees of CDFJV or CDF who were dedicated solely to the business and operations of the Partnership on terms substantially comparable to the terms of such employees’ employment with CDFJV or CDF.
ARTICLE IV
Management of the Partnership
4.1The Management Committee. The business and affairs of the Partnership shall be managed by a committee (the “Management Committee”). All decisions concerning the management and control of the Partnership that are approved by the Management Committee in accordance with the terms of this Agreement (any such decisions referred to herein as “Approved by the Management Committee”) shall be binding on the Partnership and on each of the Partners.

4.2Members. The Management Committee shall be comprised of eight members (the “Members”) and each Partner shall have the right to appoint four Members. Each Partner shall designate in writing from time to time its respective representatives on the Management Committee. Each Partner shall have the power to remove any Member of the Management Committee appointed by it by delivering written notice to the Partnership and the other Partner. Vacancies on the Management Committee shall be filled by the Partner which appointed the Member previously holding the position which is vacant. Members of the Management Committee shall receive no compensation from the Partnership for their services, except to the extent the Partnership makes payment for management services under the terms of the Services Agreements.
4.3Meetings; Approval. The Management Committee shall meet at the Partnership’s principal office or at such other place as the Management Committee may determine and at such intervals as the Management Committee may determine, but no less frequently than once each calendar quarter. Each quarterly meeting shall be conducted in person, “face to face”, or telephonically in the event that an in person, “face to face” meeting is impossible or impracticable and shall alternate between Minneapolis and Chicago or such other places as the Management Committee shall determine, unless otherwise Approved by the Management Committee. Special meetings of the Management Committee may be called by any Member upon five days advance notice (which notice may be waived and shall be deemed waived by any Member in attendance), which notice shall include a brief statement of the purpose of such special meeting. The Members of the Management Committee may call a meeting of the Partners upon five days advance notice. The Members of the Management Committee may participate in any meeting of the Management Committee by means of conference telephone or similar communications technology by which all persons participating in the meeting can communicate with each other. The Partners agree to use all reasonable efforts to hold at least two meetings of the Management Committee during each calendar year at a time when all eight Members of the Management Committee can be present in person. The presence in person of at least two Members of the Management Committee appointed by each Partner shall constitute a quorum for the transaction of business at a Management Committee meeting. Except as otherwise provided in Section 4.6, all decisions to be made at a Management Committee meeting shall require a simple majority vote; provided that, in order for any action to be taken, at least one Member appointed by each Partner must cast an affirmative vote for the action. The Management Committee may act without a meeting if the action to be taken is approved in writing by all eight Members of the Management Committee. A Member may provide his or her written consent with a facsimile. The Management Committee shall cause written minutes to be prepared of all actions taken by the Management Committee and shall cause a copy thereof to be delivered to each Member within thirty (30) days thereafter. The failure to deliver minutes, however, with respect to any third party, shall not cause an action of the Management Committee to be invalidated. Each Partner shall bear the expenses incurred by the Members appointed by it in attending any meeting of the Management Committee. Members of the Management Committee may bring guests to the Management Committee meetings; provided that such guests are employees, agents or representatives of the Partners or their Affiliates.
4.4Chief Operating Officer. The Management Committee shall elect a Chief Operating Officer who shall manage the day-to-day operations of the Partnership subject to the direction and control of the Management Committee (the “COO٢٠): provided, however, that, if the Management Committee shall at any time be deadlocked and unable to elect the COO, then CDFJV shall have the sole right to select the COO. In such capacity, the COO shall have the following duties and powers:
(a)to manage generally the Partnership’s day-to-day operations;
(b)to prepare periodic financial reports;

(c)to perform his or her duties in compliance with the Partnership’s credit, operational, legal and other policies;
(d)to be responsible for dealer and distributor relations;
(e)to call special meetings of the Management Committee;
(f)to coordinate decisions to hire and dismiss personnel dedicated to the operations office or offices of the Partnership with the Partner (and the human resources departments of the Partner) who employs or will employ such personnel; and
(g)to do such other things and take such other actions as shall be Approved by the Management Committee.
4.5Chief Executive Officer. Upon the request of either Partner made to the Management Committee, the Management Committee shall elect a Chief Executive Officer who shall have responsibility for all marketing programs and marketing efforts of the Partnership, subject to the direction and control of the Management Committee (the “CEO”); provided, however, that, if the Management Committee shall at any time be deadlocked and unable to elect the CEO, then PAI shall have the sole right to select the CEO. In such capacity, the CEO shall have the following duties and powers:
(a)to manage generally the Partnership’s marketing efforts;
(b)to manage and supervise marketing personnel dedicated to the Partnership;
(c)to perform his or her duties in compliance with the Partnership’s credit, operational, legal, marketing and other policies;
(d)to call special meetings of the Management Committee;
(e)to hire and dismiss marketing personnel dedicated to the Partnership; and
(f)to do such other things and take such other actions as shall be Approved by the Management Committee.
4.6Management Committee Duties. The Management Committee shall have sole responsibility for the operation and management of the Partnership and shall have the responsibility to cause the Partnership to operate and to perform its obligations under all agreements to which it is a party. Without limiting the foregoing, the Management Committee shall review the “Free Floorplan Spreads” (as defined in the each of the Program Letters) when required by the terms of the Program Letters. Without the approval of all eight Members of the Management Committee, neither the Partnership, nor any Partner, nor any Affiliate, officer, employee or agent of the Partnership shall do any of the following:
(a)change the ownership structure of, or organizational form for, the Partnership or change the Partnership Interests of the Partners other than as expressly set forth in this Agreement;
(b)change the capital contribution scheme set forth in Section 2.2 and Section 2.3;
(c)return capital contributions other than as set forth in this Agreement;

(d)change the scheme for allocating and distributing profits and losses and credits set forth in Section 6.1 and Section 6.2;
(e)change the name of the Partnership from “Polaris Acceptance” or conduct the business of the Partnership under any name other than “Polaris Acceptance”;
(f)dissolve the Partnership, other than pursuant to Section 1.4, Section 8.3, Section 8.4, Section 8.5, Section 8.6, or Section 8.11;
(g)initiate any litigation on behalf of the Partnership other than in the ordinary course of the Partnership’s business or to enforce an obligation of a Partner under any Definitive Agreement that is not the subject of an Arbitrable Dispute under such Definitive Agreement;
(h)permit any capital expenditures by the Partnership;
(i)permit or cause the Partnership to invest in or acquire other businesses;
(j)designate a Polaris Product as an Excluded Product (except as otherwise provided in Section 12.15(b)) or remove any Excluded Product designation; and
(k)change the accounting principles applied to the Partnership’s books and records, except to the extent required by generally accepted accounting principles from time to time in effect.
4.7Dispute Resolution.
(a)If a dispute shall arise between the Parties as to the interpretation of, or the existence or extent of a breach with respect to, any provision contained in this Agreement (but exclusive of Articles IX and XI and Sections 8.10, 8.11, 8.12, 12.3, 12.4, 12.6, 12.15 and 12.16 of this Agreement), or if the Parties shall be unable to agree as to the determination of any accounting matter or other computation expressly contemplated by this Agreement and the other Definitive Agreements, or if all Members representing either Partner fail to attend a regularly scheduled, quarterly Management Committee meeting so as to prevent the presence of a quorum (all such disputes and failures to agree and all such failures to achieve a quorum, the “Arbitrable Disputes”), then either Partner may request, by giving written notice to the other Partner, that the President (or other senior executive officer) of PII and CDF (the “Senior Officers”) confer within five Business Days regarding the Arbitrable Dispute. The Senior Officers shall confer in good faith and use all reasonable efforts to resolve the Arbitrable Dispute.
(b)If the Senior Officers do not resolve the Arbitrable Dispute within five Business Days after the Arbitrable Dispute has been submitted to them, then the Arbitrable Dispute shall be submitted to arbitration in accordance with the procedures set forth below in this Section 4.7.
(c)A panel of three arbitrators (the “Panel”) will be formed no later than ten days after the failure of the Senior Officers to resolve the Arbitrable Dispute. Each Partner will request an accounting firm of its choice to select an arbitrator, which arbitrator may be (but need not be) a member of such accounting firm. The two arbitrators then will choose a third arbitrator who shall not be affiliated in any manner with the Partners. All of the arbitrators shall be generally familiar with the floorplan financing industry.
(d)Except as otherwise provided herein, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The Panel shall allow such discovery, submissions and hearings as it determines to be appropriate, giving consideration to the Parties’ mutual desire for an efficient resolution of the Arbitrable Dispute. After conducting such hearings and reviewing the submissions of the Partners, the Panel shall make its decision with respect to the Arbitrable Dispute. Such decision shall be made within ten days of the formation of the Panel or as soon as practicable thereafter, but in no event later than twenty days after the formation of the Panel. The Panel shall have the authority to award relief under legal or equitable principles and to allocate responsibility for the costs of the arbitration and to award recovery of reasonable attorney’s fees and expenses in such manner as is determined to be appropriate. The decision of the Panel shall be in writing accompanied concurrently by a written summary of its conclusions as well as the reasons for such conclusions. A full and complete record and transcript of the arbitration proceeding shall be maintained.
(e)Each Partner shall have five Business Days to object to the Panel’s decision, or any part thereof, by written submission made to the Panel and, if deemed appropriate by the Panel, in a hearing. After such objection, the Panel shall have three Business Days to reconsider and modify the decision, which modification, if any, shall be explained in writing. Thereafter, the decision of the Panel shall be final, binding and nonappealable with respect to the Partners and all other Persons, including Persons which have failed or refused to participate in the arbitration process, and shall be reviewable only to the extent provided by law.
(f)The initiation of the dispute resolution procedures in this Section 4.7 shall not excuse either Partner, or any of their respective Affiliates, from performing its obligations hereunder or under any of the other Definitive Agreements or in connection with the transactions contemplated hereby. While the dispute procedure is pending, the Partners and their respective Affiliates shall continue to perform in good faith their respective obligations hereunder and under the other Definitive Agreements, subject to any rights to terminate this Agreement or the other Definitive Agreements that may be available to the Partners or their respective Affiliates.
(g)The provisions of this Section 4.7 shall be the exclusive remedy of the Parties for all Arbitrable Disputes. The terms of this Section 4.7. including this paragraph (g). shall be without prejudice to the rights of either Party to obtain recovery from, or to seek recourse against, the other Party (or otherwise). in such manner as such Party may elect (but subject to Section 12.4 hereof). for all claims. damages, losses, costs and matters other than those related to Arbitrable Disputes.
4.8Expenses of the Partnership; Compensation of Partners; Employees. Except as otherwise provided in this Agreement or the other Definitive Agreements. neither Partner shall be entitled to receive any remuneration for services rendered to the Partnership or to be reimbursed for general administrative and overhead expense. The Partnership shall have no employees.
4.9Reimbursement of CEO’s and COO’s Compensation and Out-of-Pocket Expenses. All costs associated with the compensation of the CEO and the COO (including. without limitation. salary and benefits) and all out-of-pocket expenses (including. without limitation. fees and costs paid to outside law firms. accountants and lenders) reasonably incurred by the CEO and the COO by or for the account of the Partnership in connection with the performance of his or her duties and responsibilities under. or as contemplated by. this Agreement shall be paid or reimbursed (as appropriate) pursuant to the terms of (but only to the extent and subject to the conditions set forth in) the Services Agreements (as applicable).
4.10Legal Documents and Procedures. CDFJV and PAI shall approve the form of inventory financing and security agreement and the forms of any other ancillary dealer documents to be used with the dealers to be serviced by the Partnership based upon CDF’s forms. In connection with the inventory financing and security agreement and the dealer documents. CDFJV and PAI initially shall approve and adopt and cause the Partnership to adopt legal procedures relevant to the inventory financing and security agreement and such dealer documents based upon CDF’s existing legal procedures.
4.11Credit and Operational Policies. CDFJV and PAI initially shall approve and adopt and cause the Partnership to adopt credit and operational policies based upon CDF’s existing credit and operational policies.
4.12Additional Services. If the Management Committee determines that additional services are required to be provided to or on behalf of the Partnership in connection with the inventory financing of domestic sales of Polaris Product (other than Excluded Products) or the financing of such other sales. purchases (or trade-ins). or other businesses approved by the Partners or the Management Committee under Section 1.2 and such services are not provided pursuant to the Services Agreements. the Partnership shall be required to use all reasonable efforts to first obtain such services from Polaris. CDF or one or more of their Affiliates. but only to the extent such services are to be provided at a market price and on market terms. In no event shall such services be provided by a CDF Competitor or a Polaris Competitor.
ARTICLE V
Agreements
5.1Partnership Authority. The Partnership shall have the power to exercise all the powers and privileges granted by this Agreement and by law. together with any powers incidental thereto. so far as such powers and privileges are necessary or convenient to the conduct. promotion or attainment of the purposes of the Partnership. The Partnership also shall have authority to perform any and all actions which the Management Committee. acting in accordance with the terms of this Agreement. deems necessary or advisable to achieve the purposes set forth in Section 1.2 of this Agreement. Neither Partner, acting in its capacity as a Partner, shall, nor shall it have any authority to, bind or act for, or assume or agree to any obligation or responsibility on behalf of, the other Partner or the Partnership. Neither the Partnership nor either Partner shall be responsible or liable for any indebtedness or obligation of the other Partner incurred or arising either before or after the signing of this Agreement. This Agreement shall not be deemed to create a general partnership between the Partners concerning any activities other than those activities that are within the scope and business purposes of the Partnership as specified in Section 1.2.
5.2Financing. The Partnership is authorized to enter into and to perform borrowing arrangements with CDF (and to provide security) for financing on such terms and conditions as may be Approved by the Management Committee. CDF shall be the exclusive source of financing to support the Partnership’s business of providing inventory financing for domestic sales of Polaris Product (other than Excluded Products) and the financing of such other sales, purchases (or trade-ins), or other businesses approved by the Partners or the Management Committee under Section 1.2 during the term of the Credit and Security Agreement.
5.3Global Growth Incentive.
(a)Subject to clause (d) below, if the Global Twelve-Month ANR exceeds $55,000,000 but is equal to or less than $75,000,000 as of December 31 of any year, then CDF shall pay to Polaris within 90 days following such December 31 an amount equal to the product of (i) the Global Twelve-Month ANR for such measurement period, multiplied by (ii) 0.10% (10 basis points).
(b)Subject to clause (d) below, if the Global Twelve-Month ANR exceeds $75,000,000 as of December 31 of any year, then CDF shall pay to Polaris within 90 days following such December 31 an amount equal to the product of (i) the Global Twelve-Month ANR for such measurement period, multiplied by (ii) 0.15% (15 basis points).
(c)If the Global Twelve-Month ANR exceeds $100,000,000 as of December 31 of any year, then the Parties agree to discuss the level of any different future financial incentive; provided that any such financial incentive shall be subject to the approval of each Party, in each such Party’s sole discretion.
(d)If the appropriate Affiliates of Polaris and Affiliates of CDF in Switzerland, Italy, and/or the Nordic regions are unable to execute such agreements as are necessary to establish financing programs in such jurisdictions, the thresholds of Global Twelve-Month ANR reflected in clause (a) and clause (b) above shall be reduced to revised levels mutually determined by the Parties in good faith, and the Parties shall enter into an amendment to this Agreement reflecting such revised levels.
ARTICLE VI
Allocation and Distribution of Profits and Losses
6.1Allocations and Distributions of Earnings and Credits. Within fifteen (15) days of the end of each fiscal month of the Partnership, the Partnership shall distribute the Distributable Cash of the Partnership for such fiscal month to the Partners, unless otherwise Approved by the Management Committee. Profits and credits of the Partnership shall be allocated to the Partners in accordance with their respective Partnership Interests.
6.2Allocation of Losses. Losses of the Partnership shall be allocated to the Partners in accordance with their respective Partnership Interests.
6.3Treatment of Taxes Withheld; Distributions With Respect to Certain State and Local Taxes. All amounts withheld or paid by the Partnership pursuant to the Code or any provision of any State or local tax law with respect to any payment, distribution, or allocation to a Partner, or any such amount that is paid by the Partnership solely by reason of the holding of an interest in the Partnership by any Partner, shall be treated as amounts distributed to such Partner pursuant to this Article VI and shall be debited to such Partner’s Capital Account accordingly and shall reduce the amount of distributions to which such Partner is entitled pursuant to this Article VI. Notwithstanding anything to the contrary herein, in the event that any State, local or other income tax imposed on the Partnership as an entity for any Fiscal Year is reduced by reason of the holding of an interest in the Partnership by any Partner, an amount equal to the reduction attributable to such Partner shall be distributed to such Partner within 60 days after the end of the Fiscal Year.
6.4Section 704(c) Allocations. For Federal income tax purposes, allocations of income, gain, loss and deduction shall be made pursuant to Section 704(c) of the Code to reflect the difference between the adjusted tax basis of the Partnership assets and the value at which such assets are reflected in the Capital Accounts of the Partners.
ARTICLE VII
Accounting
7.1Books of Account; Records. The Partnership shall establish and at all times maintain full and complete books of account of the Partnership on an accrual basis in accordance with generally accepted accounting principles. Any change in accounting principles shall be Approved by the Management Committee. The Partnership shall establish and maintain all records of the Partnership, including (but not by way of limitation) the minutes of all Partnership and Management Committee meetings.

7.2Location and Rights of Inspection; Right to Audit. The Partnership’s books and records of account shall be kept and maintained at all times at the Partnership’s office in Chicago, Illinois, unless otherwise Approved by the Management Committee. Each Partner shall have the right at its expense to inspect Polaris Acceptance and to inspect, examine, audit and copy the books, records, files, and other documents of the Partnership at all reasonable times. Without limiting the foregoing, PAI shall have the right upon not less than thirty days’ prior written notice to CDFJV, to request, review and inspect the internally prepared worksheets and records of CDFJV or its Affiliates which were prepared or generated by or on behalf of CDFJV specifically for purposes of computing costs and expenses (including allocations) under clause (b) of the definition of Securitization Funding Costs; provided that PAI shall promptly reimburse CDFJV for any out of pocket costs incurred by CDFJV or by any Affiliate thereof in connection with such inspection and review. The Partnership shall also be subject from time to time to examination and supervision by the Office of the Comptroller of the Currency (“OCC”), including, without limitation, the OCC’s right to examine the activities of the Partnership.
7.3Auditor. Unless the Partners or the Management Committee otherwise agree, each Partner shall independently select and retain an auditor, whether internal or external (an “Auditor”), to audit the books, records, files and other documents of the Partnership (an “Audit”), and the retention of an Auditor by a Partner shall be at such Partner’s own expense. Each Partner, in the course of the performance of the Audits, shall (i) cause its Auditor to cooperate with the other Partner’s Auditor in connection with such Auditor’s respective Audit of the Partnership and the audit of and preparation of other financial reports concerning the Partners or the Partners’ Affiliates, and (ii) take steps to cause the Partnership to provide reasonable access to the books, records, files and other documents of the Partnership in order to permit the Auditors to perform the Audits in accordance with generally accepted auditing standards. Each Partner shall define the scope of its respective Audit to be conducted of the Partnership.
7.4Fiscal Year. The fiscal year of the Partnership shall end on December 31 of each year (the “Fiscal Year”).
7.5Budgets. The Management Committee shall request, from time to time, but no less frequently than annually, that the COO, CDF (acting pursuant to the CDF Services Agreement) or such other Person as shall be Approved by the Management Committee prepare draft budgets for the Partnership for such periods as shall be Approved by the Management Committee. All budgets shall be prepared in accordance with CDF’s policies. The Management Committee shall review and approve the budgets for the Partnership.
7.6Financial Reports. As promptly as practicable and not later than ninety days after the close of each Fiscal Year of the Partnership, the Partnership shall cause to be prepared and submitted to each Partner an annual report which shall consist of a balance sheet for the Partnership as of the end of such Fiscal Year, a statement of earnings, a statement of cash flows and a statement of Partners’ equity for the Fiscal Year then ended and including such information concerning the Partnership as may be reasonably required by any Partner for Federal or State tax returns and other reports required by any governmental authority. All annual financial statements delivered pursuant to this first paragraph of Section 7.6 shall be prepared in accordance with generally accepted accounting principles.
The Partnership shall also cause to be prepared unaudited monthly and annual balance sheets and statements of earnings for the Partnership, together with monthly and annual statements of each Partner’s Capital Account. The Partnership shall use commercially reasonable efforts to prepare and file (or designate the responsibility of using commercially reasonable efforts to prepare and file) any notice or application which the Partnership is required to file by applicable law or regulation with any applicable banking regulatory authority.

7.7[Reserved].
7.8Payment of Expenses in Ordinary Course. The COO shall have the authority, on behalf of the Partnership, to pay, or cause to be paid, all obligations, liabilities and expenses of the Partnership incurred in accordance with the Definitive Agreements and in the ordinary course of business. Payment of expenses to Partners and Affiliates of Partners may be made only pursuant to the Definitive Agreements or as Approved by the Management Committee. Withdrawals from bank accounts shall be made by Persons Approved by the Management Committee or otherwise pursuant to the Services Agreements.
7.9Accounting Decisions. All decisions as to accounting principles, except as specifically provided to the contrary herein, shall be Approved by the Management Committee and shall be acceptable to the accountants retained by the Partnership.
7.10Appointment of the Tax Matters Partner and Partnership Representative.
(a)Each of the Partners hereby constitutes and appoints CDFJV as the “Tax Matters Partner” as defined in Section 6231(a)(7) of the Code, and CDFJV agrees to act in this capacity (the “Tax Matters Partner”). The Tax Matters Partner shall fulfill all of the duties and obligations of a Tax Matters Partner as set forth in the Code, including, without limitation, transmitting to the Partners copies of all notices and information received by the Tax Matters Partner from the Secretary of the Treasury or his or her delegate promptly after receipt, providing the Secretary with sufficient information to enable the Secretary to provide proper notice to each Partner of any administrative proceeding covering the Partnership or the Partners, providing the Secretary with sufficient information to cause each qualifying Partner to be a “notice partner” within the meaning of Section 6231(a)(8) of the Code and giving notice to the Partners of the terms and conditions of any settlement within thirty days prior to the date of settlement.
(b)Effective as of January 1, 2018, the Management Committee may designate any Person to be the “partnership representative” as defined in Section 6223 of the Code, as amended by the Budget Act (the “Partnership Representative”) for any one or more of the Partnership’s taxable years. Unless otherwise decided by the Management Committee, CDFJV is hereby designated and will be the Partnership Representative and CDFJV will appoint the “designated individual” under Reg. § 301.6223- 1(b)(3)(i) (or comparable concept or position under other applicable law) for each of the Partnership’s taxable years. The Partnership Representative may replace the designated individual at any time. The Partnership Representative is authorized and required to represent the Partnership (at the Partnership’s expense) in all disputes, controversies or proceedings with the Internal Revenue Service, and, in its sole discretion, is authorized to make any available election with respect to the BBA Partnership Audit Rules and take any action it deems necessary or appropriate to comply with the requirements of the Code and to conduct the Partnership’s affairs with respect to the BBA Partnership Audit Rules. Each Partner and former Partner will cooperate fully with the Partnership Representative with respect to any such disputes, controversies or proceedings with the Internal Revenue Service, including providing the Partnership Representative with any information reasonably requested to comply with and make elections under the BBA Partnership Audit Rules.
(c)In the Partnership Representative’s sole discretion, (x) the Partnership Representative may cause the Partnership to elect out of the BBA Partnership Audit Rules under Code Section 6221(b) (as amended by the Budget Act), (y) the Partnership Representative may cause the Partnership to push out the final partnership adjustments to the Partners as described in Code Section 6226(a) (as amended by the Budget Act), or (z) the Partnership Representative may cause the tax liability to be paid at the Partnership level.

(d)Each Partner agrees to indemnify and hold harmless the Partnership from and against any liability with respect to such Partner’s proportionate share of any tax liability (including related interest and penalties) imposed at the Partnership level in connection with a Partnership-level tax audit of a taxable period during which such Partner was a Partner of the Company, regardless of whether such Partner is a partner of the Partnership in the year in which such tax is actually imposed on the Partnership or becomes payable by the Partnership as a result of such audit. The Partnership Representative shall reasonably determine a Partner’s (or former Partner’s) proportionate share of any such tax liability, taking into account the relevant facts and any information provided by such Partner that would reduce such liability. The Partnership may offset a Partner’s share of any such tax liabilities against any distribution. If not offset against a distribution, the Partnership Representative may deliver a written demand for payment to such Partner to pay the Partnership in available funds the amount that the Partnership Representative determines is needed by the Partnership to discharge those obligations and to otherwise pay and reimburse, indemnify and hold the Partnership harmless with respect to such tax liability. Such payment from a Partner shall be made in the same manner as a required Additional Capital Contribution of such Partner under Section 2.2. Any amount paid by (or any distribution retained from) a Partner under this Section 7.10 will not be treated as a capital contribution or otherwise added to the Partner’s Capital Account, except to the extent (if at all) the Partnership Representative determines that characterization or treatment is necessary or appropriate.
(e)A Partner’s cooperation and indemnification obligations pursuant to this Section 7.11 shall survive the termination of a Partner’s participation in the Partnership and the termination, dissolution and winding up of the Partnership.
(f)A Partner’s obligations under this Section 7.10 will survive the liquidation, termination or other transfer of all or any portion of the Partner’s Partnership Interest and the dissolution, liquidation, winding up and termination of the Partnership (which will be deemed to continue in existence for such purpose). The Partnership, the Management Committee and the other Partners may pursue and enforce all rights and remedies under this Agreement or applicable law against a Partner (including any former Partner) who fails to satisfy their obligations under this Section 7-10.
(g)The Partnership and the Partners specifically acknowledge, without limiting the general applicability of this Section, that the Tax Matters Partner, the Partnership Representative, and the designated individual, if any, shall not be liable, responsible or accountable in damages or otherwise to the Company or any Partner with respect to any action taken by them in such capacity and shall indemnify the Tax Matters Partner, the Partnership Representative, and the designated individual against any liabilities arising out of such service, as long as the Tax Matters Partner, the Partnership Representative, or the designated individual, as applicable, did not act in bad faith or gross negligence. All out of pocket expenses incurred by the Tax Matters Partner, the Partnership Representative, or the designated individual in this capacity shall be considered expenses of the Partnership for which the Tax Matters Partner, the Partnership Representative, or the designated individual shall be entitled to full reimbursement.
7.11Tax Policy. The Management Committee in conjunction with the Tax Matters Partner shall make any and all tax accounting and reporting elections and adopt such procedures as shall be Approved by the Management Committee, in conjunction with the Tax Matters Partner, from time to time.
7.12Notice of Tax Audit. Prompt notice shall be given by the Tax Matters Partner or the Partnership Representative to the Partners upon receipt of notice that the Internal Revenue Service or any other taxing authority intends to examine the Partnership tax returns for any year.

7.13Tax Returns. The Partnership shall be treated and shall file its tax returns as a general partnership for Federal, State, municipal and other governmental income tax and other tax purposes. The Tax Matters Partner shall timely prepare or cause to be prepared and filed all tax returns and statements which must be filed on behalf of the Partnership with any taxing authority, and shall submit draft Federal and State income tax returns to each Partner for review and comment before filing each year, and each Partner shall have not less than ten days in which to make comments, if any, to the Tax Matters Partner, or otherwise to object to a position taken or a disclosure made in such returns, before such returns are filed. If an Arbitrable Dispute shall arise in connection with any return, the Tax Matters Partner shall not file such return until the earlier to occur of (x) the last date on which a filing can be made without incurring a penalty (after giving effect to all permitted extensions) and (y) the date on which the Arbitrable Dispute is resolved; provided that, if the return is filed before the Arbitrable Dispute is resolved, such filing shall be without prejudice to the positions of the Parties with respect to the Arbitrable Dispute. The Tax Matters Partner shall prepare or cause to be prepared all Federal and State tax returns and filings for the Partnership. Each year the Tax Matters Partner will also furnish a report to each Partner containing information with respect to the Partnership to be used in preparing their Federal income tax returns. On or before one hundred eighty days after the end of each year, the Tax Matters Partner will also furnish a report to each Partner containing information with respect to the Partnership to be used in preparing their State income tax returns.
ARTICLE VIII
Dissolution and Termination
8.1Causes of Dissolution. The first to occur of the following events shall cause the dissolution of the Partnership:
(a)an Event of Default as defined in Section 8.2(f) occurs;
(b)an Event of Default as defined in Section 8.2 (exclusive of Section 8.2(f)) occurs, and the Non-Defaulting Partner, within ninety (90) days following such Event of Default (or, if later, within ninety (90) days following the Non-Defaulting Partner’s knowledge of such Event of Default) elects to dissolve the Partnership pursuant to Section 8.11;
(c)the Partners mutually agree in writing to dissolve the Partnership;
(d)the term of the Partnership ends;
(٥) a Partner elects pursuant to Sections 8.3. 8.4, 8.5 or 8.6 to dissolve the Partnership;
(e)the occurrence of a Bankruptcy Event with respect to the Partnership;
(f)the occurrence of any other event which under the Uniform Partnership Act of the State of Illinois causes the dissolution of the Partnership; or
(g)the termination of the Credit and Security Agreement.
8.2Events of Default. The occurrence of any of the following events with respect to a Partner (or, where specified, an Affiliate thereof) shall constitute an “Event of Default” with respect to such Partner:
(a)the failure by a Partner to provide additional capital as required by Section 2.2;

(b)the failure by a Partner or any of its Affiliates to perform in any material respect any of its obligations under any of the Definitive Agreements to which it is a party and the continuance of such failure for thirty days following receipt of written notice from the other Partner specifying the nature of such failure to perform;
(c)the occurrence of an “event of default” under the Credit and Security Agreement (which Event of Default hereunder shall not be deemed to have occurred with respect to a Partner but shall permit CDFJV to declare an Event of Default with respect to the Partnership and exercise the rights given to CDFJV upon the occurrence of an Event of Default hereunder);
(d)except in the case of a Merger Event, a Partner directly or indirectly sells, leases, transfers, assigns, pledges, grants a security interest in or otherwise disposes of or encumbers all or any part of its Partnership Interest, or attempts to do any of the foregoing, without the prior written consent of the other Partner;
(e)except in the case of a Merger Event, PII or CDF directly or indirectly sells, leases, transfers, assigns, pledges, grants a security interest in or otherwise disposes of or encumbers all or any part of its interest in its Partner, or attempts to do any of the foregoing, without the prior written consent of the other Partner; or
(f)the occurrence of a Bankruptcy Event with respect to a Partner, a Polaris entity or CDF.
8.3Dissolution of Partnership for Non-viability. Notwithstanding Section 4.6(f), either Partner may dissolve the Partnership during the notice period set forth below if (y) CDF is unable or unwilling to provide advances to the Partnership under the Credit and Security Agreement in accordance with the terms of the Credit and Security Agreement. or if. within forty five (45) days of a request made by PAI to CDF for an increase in the commitment of CDF under the Credit and Security Agreement. CDF fails to honor such request (provided that PAI shall have demonstrated to CDF a reasonable need for such increase). or (z) if the outstanding long term indebtedness of Wells or any successor entity through which CDF obtains funding for its finance businesses shall fail to be rated Investment Grade. A Partner’s dissolution of the Partnership because of the Partnership’s non viability shall not be an Event of Default under Section 8.2. A Partner electing to dissolve the Partnership under this Section 8.3 shall not be liable for any liquidated damages hereunder. Either Partner may dissolve the Partnership pursuant to this Section 8.3 by providing written notice of its decision to dissolve the Partnership to the other Partner within thirty days after the event described above first has occurred. The terms of Section 8.7, 8.8, 8.9, 8.10 and 8.12 shall be applicable to any dissolution effected pursuant to this Section 8.3.
8.4Dissolution of Partnership Because of Acquisition by a Competitor. In the event a CDF Competitor, directly or indirectly, acquires at least a 10% equity interest in Polaris or any of their Affiliates or the Partnership, or a Polaris Competitor, directly or indirectly, acquires at least a 10% equity interest in CDF or any of its Affiliates or the Partnership, the non-acquired Partner may dissolve the Partnership by providing written notice of its decision to dissolve the Partnership to the other Partner within thirty days following the date on which the Partner became aware that the CDF Competitor or Polaris Competitor (as the case may be) acquired the interest. A Partner’s dissolution of the Partnership because of the acquisition of an interest by a CDF Competitor or Polaris Competitor (as the case may be) as described in this Section 8.4 shall not be an Event of Default under Section 8.2. A Partner electing to dissolve the Partnership under this Section 8.4 shall not be liable for any liquidated damages hereunder. The terms of Sections 8.7, 8.8, 8.9, 8.10 and 8.12 shall be applicable to any dissolution effected pursuant to this Section 8.4.

The provisions of this Agreement, including, without limitation, Article IX, shall continue to apply to the acquired entity and shall extend to the acquiring entity.
8.5Dissolution of Partnership for Irreconcilable Fundamental Disputes. In the event that:
(a)PAI and CDFJV are unable to resolve to their mutual satisfaction any Fundamental Dispute, then either Partner may dissolve the Partnership on the terms and conditions set forth in this Section 8.5 by providing written notice of its decision to dissolve the Partnership to the other Partner not less than six months prior to the date of effectiveness of the dissolution specified in such notice. A Partner’s dissolution of the Partnership because of an irreconcilable Fundamental Dispute as described in this Section 8.5 shall not be an Event of Default under Section 8.2. The terms of Sections 8.7, 8.8, 8.9, 8.10 and 8.12 shall be applicable to any dissolution effected pursuant to this Section 8.5.
For purposes of this Section 8.5, a “Fundamental Dispute” shall mean a continuing deadlock of the Management Committee with respect to a vote to be taken or a decision to be made by it concerning, and/or the protracted inability of PAI and CDFJV to reach a mutually satisfactory consensus regarding a decision to be made by them or an action to be taken by the Partnership at their direction concerning, any one or more of the following:
(i)whether the credit and operational policies utilized by the Partnership (whether directly or through the performance of the Services Agreements) should be materially modified, or whether the manner in which such credit and operational policies are applied to the business of the Partnership should depart in any material way from the manner in which such policies have been historically applied by CDF to the dealers and distributors of 001215: provided, however, that, if the Management Committee adopts any such credit and operational policies, then any dispute concerning such adopted policies shall not constitute a Fundamental Dispute;
(ii)whether the aggregate commitment of CDF under the Credit and Security Agreement should be increased; provided that there is a reasonably demonstrable business need on the part of the Partnership for such increase to accommodate the Partnership’s business of providing inventory financing of Polaris Product; and
(iii)whether the Partnership should undertake a significant marketing effort; provided that such marketing effort would be limited to supporting the Partnership’s business of providing inventory financing of Polaris Product, would be legally feasible, would entail publicity and costs which are not inconsistent with the scope and nature of the Partnership’s activities generally, and would be economically feasible (consistent, without limitation, with the return on equity targets set forth in the Partnership’s business plan).
8.6Dissolution of Partnership for Irreconcilable Business Disputes. In the event that PAI and CDFJV are unable to resolve a Business Dispute (as hereinafter defined) to their mutual satisfaction, then either Partner may dissolve the Partnership on the terms and conditions set forth in this Section 8.6 by providing written notice of its decision to dissolve the Partnership to the other Partner not less than six months prior to the date of effectiveness of the dissolution specified in such notice. A Partner’s dissolution of the Partnership because of an irreconcilable Business Dispute as described in this Section 8.6 shall not be an Event of Default under Section 8.2. The terms of Sections 8.7, 8.8, 8.9, 8.10 and 8.12 shall be applicable to any dissolution effected pursuant to this Section 8.6.

For purposes of this Section 8.6, a “Business Dispute” shall mean any continuing deadlock of the Management Committee with respect to, and/or the protracted inability of PAI and CDFJV to reach a mutually satisfactory consensus regarding, any matter involving or affecting the ownership or operation of the Partnership; provided, however, the Management Committee’s failure to unanimously approve a designation of a Polaris Product as an Excluded Product or unanimously remove any Excluded Product designation shall not constitute a Business Dispute.
8.7Winding Up. Upon dissolution of the Partnership, unless PAI elects to purchase CDFJV’s Partnership Interest, or CDFJV elects to purchase PAI’s Partnership Interest, in either case pursuant to the terms of Section 3.2 or Section 3.3 hereof, respectively, the business of the Partnership shall be wound up and all of its assets distributed in liquidation as described in this Section 8.7:
(a)In such dissolution, except as otherwise expressly provided in this Agreement, the Management Committee shall act as the liquidator and shall have the right to wind up the Partnership and shall proceed to cause some or all of the Partnership’s property to be sold and to distribute the proceeds of sale, together with any unsold assets as provided in Section 8.9.
(b)In the event of a liquidation, CDF shall continue to provide services pursuant to the CDF Services Agreement, but only with respect to the PA Run-off Accounts (as defined in the CDF
Services Agreement), and PAI shall continue to provide services pursuant to the Polaris Services Agreement, until such time as Polaris Acceptance shall have no PA Run-off Accounts.
(c)In the event that any Polaris entity defaults under Section 8.2(d) or Section 8.2(e) or an event described in Section 8.4 occurs with respect to any Polaris entity or any of their Affiliates, then the Polaris Services Agreement shall be terminated, and no employees, agents and representatives of Polaris shall provide services to Polaris Acceptance or have access to the Technology. During the period of liquidation, the Partnership shall continue to operate under the name “Polaris Acceptance”.
(d)In the event of a dissolution, the CEO’s position with the Partnership shall be terminated, the Partnership shall not incur any marketing expenses, and the COO shall be responsible for maintaining customer service and resolving customer issues as to the PA Run-Off Accounts.
(e)In connection with any dissolution of the Partnership pursuant to Section 8.5 or 8.6, all Employee Severance Expenses shall be charged to the Partnership and the Partnership shall discharge such Employee Severance Expenses in connection with the winding up of the Partnership.
8.8Management Rights During Winding Up. Except as set forth in the proviso to the second sentence of this Section 8.8, during the period of winding-up the affairs of the Partnership, the rights and obligations of the Partners set forth in this Agreement concerning the management of the Partnership shall continue. For purposes of winding-up, the Management Committee shall continue to act and shall make all decisions relating to the conduct of any business or operations during the winding-up period; provided. however, if the dissolution results from the occurrence of (1) an Event of Default described in Section 8.2(a), 8.2(b) (but solely with respect to payment obligations), or 8.2(f), or (ii) an event described in Section 8.4, then the

Defaulting Partner or the Partner which was acquired or PAI (as appropriate) shall have no further right to participate in the management or affairs of the Partnership or to vote on decisions by the Management Committee, the Management Committee Members appointed by such Partner shall immediately resign (and such Partner shall have no right to replace such Members), and such Partner shall nonetheless be bound by all decisions made by the other Partner.
8.9Distributions in Liquidation.    The proceeds of liquidation shall be applied in the following order of priority:
(a)first, to the payment of secured debts and secured liabilities of the Partnership;
(b)second, to the payment of expenses of liquidation;
(c)third, to the payment of all unsecured debts and liabilities of the Partnership to third parties incurred in the ordinary course of business;
(d)fourth, to the payment of all unsecured indebtedness owing to the Partners or their Affiliates;
(e)fifth, to the payment of all obligations under the Services Agreements;
(f)sixth, to the payment of all obligations under the Definitive Agreements (to the extent not included in clauses (a) through (e) above);
(g)seventh, to the setting up of any reserves which shall be Approved by the Management Committee as necessary for any contingent or unforeseen liabilities or obligations of the Partnership or a Partner arising out of or in connection with the Partnership; and
(h)eighth, any balance remaining shall be distributed to the Partners in proportion to their respective Capital Account balances at such time and adjusted to account for any outstanding obligations of one Partner to the other Partner under and pursuant to this Agreement (including, without limitation, any unpaid Termination Fee). Promptly upon the termination of any reserves created as contemplated by clause (g) above, any released funds shall be distributed to the Partners in proportion to their respective Capital Account balances at such time.
All payments to be made to a partner pursuant to this Section 8.9 shall be subject to set-off for any and all damages caused to the Partnership by a Defaulting Partner and for other unperformed obligations of a Partner owing to the Partnership.
8.10Dissolution. After the assets of the Partnership have been distributed in accordance with Section 8.9. the Partnership shall be deemed dissolved and wound-up, this Agreement shall terminate, the Parties shall each automatically become primarily liable for their respective share of any Partnership indebtedness whether due to loan, lease or otherwise incurred in accordance with the Definitive Agreements for which such Partner would be liable as a general partner of the Partnership and the Partners shall promptly execute and/or file with appropriate regulatory authorities such instruments and documents as the Management Committee may deem reasonable. Notwithstanding the preceding sentence, the provisions of Section 4.7. Article VI. Section 7.10, Sections 8.9. 8.10 and 8.12, Article IX. Article XI and Sections 12.3, 12.4, 12.6, and 12.16 of this Agreement shall survive any dissolution of the Partnership and the termination of the remaining portions of this Agreement.

8.11Remedies of Non-Defaulting Party. Upon the occurrence and during the continuance of an Event of Default other than under Section 8.2(f) (it being the understanding of the Partners that a Bankruptcy Event with respect to either Partner or the Partnership shall cause an automatic dissolution pursuant to the Uniform Partnership Act of the State of Illinois and Sections 8.1(a) and 8.1(f) hereof), the Non-Defaulting Partner may, but need not, elect to dissolve the Partnership under Section 8.7 by giving written notice of its election to the other Partner. The rights of the Non-Defaulting Partner under this Section 8.11 shall not be the exclusive remedy of the Non-Defaulting Partner, but shall be in addition to all other rights and remedies available to the Non-Defaulting Partner under this Agreement or at law or in equity.
8.12Post Dissolution Matters. In the event of any dissolution of the Partnership pursuant to this Article VIII. (1) PAI shall succeed to the name “Polaris Acceptance” and none of CDFJV or any of its Affiliates shall use, or have any rights to, said name, (ii) neither Partner, nor any of their respective Affiliates, shall use any of the agreements and other documents in place between the Partnership and any dealers and distributors, (iii) neither Partner, nor any of their respective Affiliates, shall obtain the benefit of any collateral or other security arrangements in place with any dealers and distributors for the benefit of the Partnership, and (iv) neither Partner, nor any of their respective Affiliates, shall otherwise utilize the tangible assets of the Partnership, except, in case of each of the foregoing clauses (i) through (iv), as otherwise expressly contemplated by this Agreement (including, without limitation, in respect of CDF’s activities during any dissolution of the Partnership as contemplated by Section 8.7).
ARTICLE IX
Confidentiality
During the term of the Partnership, each Party shall, and shall cause its officers, directors, employees, representatives, agents and Affiliates to, keep any nonpublic information which the other Party or any of its Affiliates treats or designates as confidential (including, without limitation, the Technology), any nonpublic information concerning the formation and operation of the Partnership or the particulars thereof, and any other nonpublic information set forth in the Definitive Agreements or in other documents concerning the Partnership or relating to the performance by the Parties or any of their Affiliates of any of the Definitive Agreements strictly confidential and not disclose any such information to any Person (except for such Party’s and its Affiliates’ financial and legal advisors, lenders, auditors, accountants, officers, directors, employees, representatives and agents), or use any such information in the business of such Party or any Affiliate of such Party (except for the business contemplated by the Definitive Agreements). In addition, the Partnership shall comply with the requirements of the Gramm Leach Bliley Act, 15 U.S.C. 6801 et seq., regarding the privacy, protection and security of non-public information (as defined in the Gramm Leach Bliley Act) and all OCC regulations pertaining thereto, including all OCC policy statements on the confidentiality and protection of bank customer information to the extent applicable to the activities of the Partnership. In addition, for five years following termination of this Agreement, PAI shall, and shall cause its officers, directors, employees, representatives, agents and Affiliates to, keep all information concerning the System Technology strictly confidential and not disclose any such information to any Person or use any such information in the business of PAI or any Affiliate of PAI. Notwithstanding the foregoing, a Party shall be under no obligation to keep confidential (i) information which is known to the receiving Party prior to receipt thereof from the disclosing Party, (ii) information which is or becomes generally available to the public other than as a result of a disclosure in violation of the terms of this Article IX, (iii) information disclosed to a Party by a third party having the right to disclose such information to such Party, or (iv) information which a Party is legally compelled to disclose; provided that each Party agrees to use all reasonable efforts to notify the other Party of any legal requirement to disclose sufficiently in advance of the disclosure to permit the other Party to challenge the legal requirement. Without the prior written consent of the other Partner (which consent shall not unreasonably be withheld), a Partner shall not permit any Person to conduct due diligence with respect to the Partnership or the services provided by PAI or CDF to the Partnership; provided, however, that the Partner permitting the due diligence shall cause the party conducting the due diligence to agree in writing to be bound by confidentiality provisions consistent with this Article IX. Each Partner recognizes and acknowledges that the injury to the Partnership and the other Party which would result from a breach of the provisions of this Article IX could not adequately be compensated by money damages. The Parties expressly agree and contemplate, therefore, that in the event of the breach or default by either Partner of any provision of this Article IX, the Partnership or the other Partner, in addition to any remedies which it might otherwise be entitled to pursue, may obtain such appropriate injunctive relief in support of any such provision of this Agreement.
ARTICLE X
Negative Pledge
Each Partner covenants and agrees with the other Partner that (i) it will not create, incur or assume any lien upon the Partnership or the Partnership’s assets, (ii) it will not create, incur, assume or permit to exist any lien upon such Partner’s Partnership Interest (except, in the case of PAI, for liens granted to one or more lenders to PAI (or its Affiliates) to secure debt for borrowed money incurred by PAI (or its Affiliates)), and (iii) it will notify the other Partner promptly upon its having knowledge thereof of any liens upon the Partnership or the Partnership’s assets or such Partner’s Partnership Interest, except for liens incurred in the ordinary course of the Partnership’s business, liens upon the Partnership’s assets as contemplated by the Credit and Security Agreement, and financing statements naming the Partnership as a debtor and filed in connection with any sale of the Receivables to a Securitization Facility.
ARTICLE XI
Indemnification and Contribution
11.1Indemnification by Partnership. The Partnership shall indemnify and hold harmless each Partner (including its past, present and future Affiliates, officers, directors, shareholders, employees, lawyers, representatives and agents) and any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action, suit or proceeding by or in the right of the Partnership), whether civil, criminal, administrative or investigative (each, a “Partnership Indemnified Party”) by reason of the fact the Partnership Indemnified Party is or was (a) a Partner of the Partnership, (b) a Member of the Management Committee, (c) an officer, director, shareholder, employee, lawyer, representative or agent of the Partner acting on behalf of the Partner with respect to Partnership matters, (d) an agent or representative of the Partnership, or (e) serving at the request of the Partnership as a director, officer, shareholder, employee, lawyer, representative or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Partnership Indemnified Party in connection with such action, suit or proceeding if the Partnership Indemnified Party acted in good faith, in a manner the Partnership Indemnified Party reasonably believed to be (i) in or not opposed to the best interests of the Partnership and (ii) consistent with the terms of this Agreement, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Partnership Indemnified Party did not act in good faith and in a manner which the Partnership Indemnified Party reasonably believed to be in or not opposed to the best interests of the Partnership or consistent with the terms of this Agreement, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.
11.2Contribution. In the event that a Partner acting in good faith (including its past, present and future Affiliates, officers, directors, shareholders, employees, lawyers, representatives, and agents acting on behalf of such Partner in good faith), in a manner it reasonably believes to be (a) in or not opposed to the best interests of the Partnership and (b) consistent with the terms of this Agreement, shall pay or become obligated to pay any proper obligation of the Partnership, such Partner (including such other Persons specified above) shall be entitled to contribution from the other Partner to the extent necessary so that, after giving effect to such contribution, each Partner shall bear no more than that part of such obligation which corresponds to its respective Partnership Interest.
11.3Indemnification. Each Party shall indemnify, defend and hold harmless the other Party and its Affiliates and the past, present and future officers, directors, shareholders, employees, lawyers, representatives and agents of such Party and such Affiliates (collectively, the “Indemnified Parties”) against all losses, costs, damages and expenses (including reasonable attorney’s fees and expenses) incurred by the Indemnified Parties as a result of such Party’s breach of any of its representations, warranties or obligations hereunder.
ARTICLE XII
General
12.1Additional Documents and Acts; Further Assurances. In connection with this Agreement as well as all transactions contemplated by this Agreement, each Partner agrees to execute and deliver such additional documents and instruments, and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all transactions contemplated by this Agreement. All approvals of either Party hereunder shall be in writing.
12.2Notices. All notices, documents, written deliveries and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) one Business Day after deposit with a nationally recognized overnight courier service, (c) five Business Days after being deposited in the United States mail, postage prepaid, first class, registered or certified mail, or (d) the Business Day on which sent and received by facsimile or electronic mail as follows:

To:	PAI c/o Polaris Inc. 2100 Highway 55 Medina, MN 55340 Attention: Chief Financial Officer Facsimile Number: 763-542-0595
With a copy to:	PAI c/o Polaris Inc. 2100 Highway 55 Medina, MN 55340 Attention: General Counsel Facsimile Number: 763-525-7790
With a copy to:	Kaplan, Strangis and Kaplan, P.A. 5500 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Attention: James C. Melville Facsimile Number: 612-375-1143
To:	CDFJV c/o Wells Fargo Commercial Distribution Finance, LLC 10 South Wacker Street Chicago, IL 60606 Attention: Credit Director
With a copy to:	General Counsel Wells Fargo Commercial Distribution Finance, LLC 10 South Wacker Drive Chicago, IL 60606 Attention: Legal Department

12.3Governing Laws; Jurisdiction. This Agreement shall be governed by, and construed under, the laws of the State of Illinois without regard to conflict of law principles. Subject to Section 4.7 hereof and without prejudice to the rights of either Party to bring an action before any court having jurisdiction, PAI and CDFJV each agree that any litigation between them or any of their respective Affiliates arising out of, connected with, related to, or incidental to the relationship established between them in connection with this Agreement or the other Definitive Agreements, and whether arising in contract, tort, equity or otherwise, may be resolved by State or Federal courts located in Chicago, Illinois.
12.4Waiver of Jury Trial. With prejudice to the provisions of Section 4.7 hereof, PAI and CDFJV each waives, for itself and for any of its Affiliates, any right to have a jury participate in resolving any litigation, whether sounding in contract, tort, equity or otherwise, between PAI or CDFJV or any of their respective Affiliates arising out of, connected with, related to or incidental to the relationship established between them in connection with the Definitive Agreements. PAI and CDFJV each agree that any litigation shall be resolved in a bench trial without a jury.

12.5Entire Agreement; Amendment and Restatement. This Agreement, together with the other Definitive Agreements, contains all of the understandings and agreements of whatsoever kind and nature existing between the Parties hereto and their respective Affiliates with respect to this Agreement and the other Definitive Agreements, the subject matter hereof and of the other Definitive Agreements, and the rights, interests, understandings, agreements and obligations of the Partners and their respective Affiliates pertaining to the subject matter thereof and the Partnership, and supersedes any previous agreements between the Partners and their respective Affiliates. Without limiting the foregoing, this Agreement amends restates and supersedes the Second Amended Agreement in its entirety effective as of the Effective Date. Prior to the Effective Date, the Second Amended Agreement shall remain in full force and effect.
12.6Technology. Any processes, techniques, hardware, software, copyrights, patents, practices or other intellectual property which are owned or used by either Partner (or, in the case of PAI, any other Polaris entity, or, in the case of CDFJV, CDF) and used by such Partner (or any other Polaris entity or CDF, as appropriate) in the performance of its obligations under this Agreement or the other Definitive Agreements and which are proprietary to such Partner (or any other Polaris entity or CDF, as appropriate) (collectively, the “Technology”) shall be and at all times shall remain the property of such Party (or any other Polaris entity or CDF, as appropriate), and the Partnership shall not have any interest in such Technology, except to the extent expressly provided to the contrary in one or more of the Definitive Agreements, and except that in connection with either (1) the purchase or other assumption by PAI or any of its Affiliates of CDFJV’s Partnership Interest pursuant to the terms of this Agreement, or (ii) any dissolution of the Partnership other than a dissolution pursuant to Sections 8.3 (with respect to PAI or any of its Affiliates) or 8.4 (with respect to PAI or any of its Affiliates), CDFJV and CDF shall be deemed to have automatically granted to the Partnership and PAI a perpetual, royalty-free, non-exclusive license to use all such Technology owned or used by CDFJV or CDF (but exclusive of Technology consisting of System Technology, as defined below) in connection with the conduct of the business of the Partnership; provided that such license shall extend to Technology owned or used by CDFJV or CDF only to the extent that CDFJV or CDF is the owner of such Technology or (with respect to all such Technology not owned by CDFJV or CDF) has the legal right to grant to the Partnership and PAI such a license. To the extent that CDFJV or CDF has the legal right to permit an assignment of such license by the Partnership or PAI, such license shall be assignable by each of the Partnership and PAI to any other Polaris entity or any Affiliate of Polaris in the sole discretion of the Partnership or PAI, as appropriate. For purposes hereof, “System Technology” shall mean the hardware and software (including, without limitation, the operating system software, the source code and the machine code, and including software owned by CDF and its Affiliates and third party licensed software used in connection with the System Technology or the services provided under the CDF Services Agreement) used by CDF and its Affiliates to provide the services under the CDF Services Agreement (which software may be identified by CDF as being confidential or subject to a copyright pursuant to a notice to such effect disclosed when accessing CDF’s computer system), together with all written manuals and other documentation for system use (which are internally written or produced by CDF or an Affiliate or licensed to CDF or an Affiliate), diagnostic processes, security procedures, file arrays, database systems, processing procedures, program logic, data manipulation formats and data manipulation and processing routines (including, but not limited to, (a) internal programming processing logic, (b) software logic, software formatting and software sequencing for (i) invoice purchasing, (ii) cash application, (iii) invoice purchase approval, (iv) the development and use of rates and terms, (v) credit underwriting, (vi) portfolio control, and (vii) floorcheck collateral verifications, and (c) third-party licensed products, but excluding system generated reports, forms of billing statements, forms of transaction statements and any information not subject to copyright (provided such information is not otherwise proprietary to CDF or its Affiliates) or which is not otherwise proprietary to CDF or its Affiliates) related to such hardware and software, as such may be modified, expanded or superseded from time to time. Except as expressly described in this Section 12.6, under no circumstances shall a Partner or any of its Affiliates have any interest in the Technology of the other Party and its Affiliates by virtue of this Agreement or as a result of the formation and operation of the Partnership.
Any Technology developed in connection with the operation of the Partnership, which relates to services provided by CDF or PAI, respectively, shall be deemed to be the property of CDF or PAI, respectively, and such Technology shall not be deemed property of the Partnership; provided, however, that if such Technology is developed for use with the Partnership at the request of the Partnership, or if substantially all of the cost of developing such Technology is paid by the Partnership, then (subject to the last sentence of this Section 12.6) CDF or PAI, as appropriate, shall permit the Partnership to replicate for its own use such Technology, and such replicated Technology shall be deemed to be property of the Partnership, and the Partnership shall have an independent, perpetual, non-exclusive right to use such replicated Technology. Notwithstanding the foregoing, the Partnership shall be permitted to replicate the Technology only to the extent that CDF or PAI, as appropriate, is the owner of such Technology or (with respect to all such Technology not owned by CDF or PAI, as appropriate) has the legal right to permit the Partnership to replicate such Technology.
12.7Tradenames. Subject to the terms of the License Agreement, neither Party shall obtain any rights in any tradename of the other Party or any of its Affiliates by virtue of this Agreement or as a result of the formation and operation of the Partnership. Upon dissolution of the Partnership, PAI shall succeed to the name “Polaris Acceptance” and neither CDF nor CDFJV shall have any rights thereto, except that CDF shall continue to be able to use the name “Polaris Acceptance” in connection with the liquidation of the PA Run-off Accounts (as defined in the CDF Services Agreement), and except that CDF shall continue to be able to use the name “Polaris Acceptance” to the extent provided in Section 8.12.
12.8Waiver. No consent or waiver, expressed or implied, by either Partner to or of any breach or default by the other Partner in the performance by the other Partner of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of that Partner of the same or any other obligations of that Partner. Failure on the part of any Partner to complain of any act or failure to act on the part of the other Partner or to declare the other Partner in default, irrespective of how long the failure continues, shall not constitute a waiver by that Partner of its rights under this Agreement.
12.9Severability. If any provision of this Agreement or its application to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of the provisions to other Persons or circumstances shall not be affected thereby, and this Agreement shall be enforced to the greatest extent permitted by law.
12.10Other Business. During the continuance of the Partnership, each Partner, and each Partner’s Affiliates may continue to operate its business in the usual course. Each Partner, and each Partner’s Affiliates (exclusive of Polaris Acceptance), at any time and from time to time, may engage in and pursue other business ventures. Without limiting the scope of the foregoing, each of CDF, CDFJV, PAI, PSI, Manufacturer, and PII may pursue other business opportunities (including, without limitation, joint ventures) with no obligation to refer business or offer opportunities to the Partnership or to each other, except as otherwise expressly provided in Sections 1.10 and 6.17 of the Joint Venture Agreement and Section 12.15 of this Agreement.
12.11Binding Agreement, Assignments. This Agreement shall be binding upon the Partners and their respective successors and assigns and shall inure to the benefit of the Partners and their respective successors and permitted assigns. Notwithstanding the foregoing, neither

Partner shall be permitted to assign its rights and obligations hereunder without the prior written consent of the other Partner except as expressly provided in this Agreement. Whenever a reference to any party, Person, Party or Partner is made in this Agreement, such reference shall be deemed to include a reference to the successors and permitted assigns of that party, Person, Party or Partner.
12.12Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
12.13Headings. The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation or construction of the provisions hereof.
12.14Amendments. This Agreement may be amended at any time and from time to time, but any amendment must be in writing and signed by each Person who is then a Partner of the Partnership.
12.15Exclusivity.
(a)PAI covenants and agrees with CDFJV that, during the term of the Partnership, it will not, and it will not permit PII, Manufacturer, PSI, the Marine Portfolio Entities or any of its or their Affiliates to, enter into, consummate, or otherwise arrange for any joint venture, business combination, contractual arrangement, partnership, or other legal or business relationship with any other Person for the purpose (whether exclusive, primary or otherwise) of operating, during any period prior to the termination of this Agreement and the dissolution of the Partnership, a commercial finance business and related finance businesses supporting (i) the domestic sales of Polaris Product (other than Excluded Products) to some or all of the Polaris Commercial Customers (other than the Excluded Dealers) or otherwise providing inventory financing (including, without limitation, floorplan financing) to some or all of the Polaris Commercial Customers (other than the Excluded Dealers) for Polaris Product (other than Excluded Products), (ii) domestic sales of products manufactured and/or distributed from time to time by manufacturers and distributors other than Polaris and/or any of their Affiliates, including, without limitation, Alcom, LLC, to Polaris Commercial Customers (other than the Excluded Dealers), and (iii) such other businesses in such geographic areas as the Parties have agreed the Partnership will support; provided, in each of clauses (ii) and (iii), that the Partners or the Management Committee has unanimously approved the financing of such sales or other businesses.
(b)If, on or after the Effective Date, Polaris or any of their Affiliates acquire the assets or stock of any business which involves a new line or lines of business relating to, including the manufacture or distribution of, products (other than Core Units), Polaris shall present such new Polaris Product business for evaluation and financing by the Partnership promptly following such acquisition. The Management Committee shall make a determination whether the Partnership should provide commercial financing for such new Polaris Product or whether such new Polaris Product should be designated as an Excluded Product during the period beginning on the date of the acquisition and ending on the earlier of the Management Committee’s determination or one year after the acquisition (such period, the “Management Committee Initial Consideration Period”). If the Management Committee has not unanimously determined the Partnership should provide commercial financing for such new Polaris Product on or prior to the expiration of the Management Committee Initial Consideration Period, the new Polaris Product automatically shall be designated as an Excluded Product without any further action by the Management Committee, until such time as the Management Committee makes a unanimous determination not to continue such exclusion. If the Management Committee has unanimously determined the Partnership should provide commercial financing for such new

Polaris Product, Polaris shall begin to transition the new Polaris Product for financing by the Partnership as soon as reasonably practicable following the expiration of the Management Committee Initial Consideration Period (or such longer period to the extent the new Polaris Product may be legally prohibited or limited from being financed by the Partnership at the time of the acquisition). Unless such new Polaris Product is designated as an Excluded Product, neither Polaris nor any of their Affiliates nor CDFJV nor CDF shall take any action during the Management Committee Initial Consideration Period and any longer period during which the new Polaris Product is legally prohibited or limited from being financed by the Partnership that results in an extension of any existing financing programs for the new Polaris Product without the consent of the Management Committee.
(c)If, on or after the Effective Date, Polaris or any of their Affiliates acquire the assets or stock of any business which involves a new line or lines of business relating to, including the manufacture or distribution of, Core Units, Polaris shall begin to transition such Core Units business for financing by the Partnership as soon as reasonably practicable following such acquisition (or such longer period to the extent the new Polaris Product consisting of Core Units may be legally prohibited or limited from being financed by the Partnership at the time of the acquisition). Unless such Core Units are designated as Excluded Products, neither Polaris nor any of their Affiliates nor CDFJV nor CDF shall take any action during the period during which the Core Units are legally prohibited or limited from being financed by the Partnership that results in an extension of any existing financing programs for such Core Units without the consent of the Management Committee.
(d)Commencing on the Effective Date, Polaris shall begin to transition the Marine Portfolio Products business for financing by the Partnership as soon as reasonably practicable following the Effective Date. For the avoidance of doubt, as of the Effective Date, Marine Portfolio Products are not Excluded Products.
(e)The Management Committee unanimously may designate new or existing Polaris Products (including Core Units) as Excluded Products at any time, and similarly unanimously may determine not to continue any such exclusion, at which time Polaris shall begin to transition such previously Excluded Products for financing by the Partnership as soon as reasonably practicable following the removal of such Polaris Product’s designation as Excluded Product (or such longer period to the extent such previously Excluded Product may be legally prohibited or limited from being financed by the Partnership at the time of the removal). For the avoidance of doubt, Management Committee decisions (whether or not unanimous) under the Original Agreement, First Amended Agreement, and Second Amended Agreement with respect to Excluded Products continue in effect under this Agreement in accordance with the terms thereof unless and until the Management Committee unanimously makes other determinations in connection therewith. The Management Committee unanimously may also designate any dealer or distributor of Polaris Products (other than Excluded Products) as Excluded Dealers at any time, and similarly unanimously may determine not to continue any such exclusion, at which time the Partners and the Partnership shall take reasonable steps to cause any such dealer or distributor to transition its financing needs to the Partnership as soon as reasonably practicable following the removal of such dealer’s or distributor’s designation as an Excluded Dealer. PAI acknowledges and agrees that its agreement set forth in this Section 12.15 is a material inducement for CDFJV to enter into, and continue performing under, this Agreement.
12.16Publicity. Neither PAI nor CDFJV nor any of their respective Affiliates shall make any public announcement or other disclosure to the press or public regarding this Agreement or the Partnership or any matter related hereto or thereto, unless Polaris and CDF mutually agree to make an announcement in a form that both have approved. Notwithstanding the foregoing, to the extent a Party (or its Affiliate) is required by law, or the rules of a national securities exchange applicable to such Party (or such Affiliate) to make a public announcement regarding this Agreement or the Partnership or any matter related hereto or thereto, then such Party (or such Affiliate) may make a public announcement in order for such Party (or such Affiliate) to duly comply with such law or rule; provided that such Party (or such Affiliate) gives notice to the other Party of such public announcement promptly upon such Party (or such Affiliate) becoming aware of its need to comply with such law or rule, but, in any event, not later than the time the public announcement is to be made.
12.17No Third-Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Partners, and it shall not be deemed to be for the direct or indirect benefit of any other Person.
12.18Disclaimer of Agency. This Agreement shall not constitute either Partner (or any of its Affiliates) as a legal representative or agent of the other Partner (or any of its Affiliates), nor shall a Partner (nor any of its Affiliates) have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of the other Partner (or any of its Affiliates) or the Partnership, unless otherwise expressly permitted by such Partner, and except as expressly provided in any of the Definitive Agreements.
ARTICLE XIII
Definitions
As used in this Agreement, the following terms shall have the following meanings:
“Additional Capital Contribution” shall have the meaning given to it in Section 2.2.
“Affiliate” shall mean, with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.
“Agreement” shall have the meaning given to it in the preamble hereto.
“Approved by the Management Committee” shall have the meaning given to it in Section 4.1.
“Arbitrable Disputes” shall have the meaning given to it in Section 4.7(a).
“Average Outstanding Balance” shall mean, with respect to any defined set of Securitized Receivables (or Receivables anticipated to become Securitized Receivables), the aggregate average balance of such Receivables, calculated to two decimal places, determined for each month during the Run-Off Period, assuming that such balance is equally and fully amortized over the Run-Off Period.
“Bankruptcy Event” shall mean, with respect to any Person, the entry of a decree or order by a court having jurisdiction in the premises adjudging the Person a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Person under the Federal Bankruptcy Code or any other applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Person or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or the consent by such Person to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or similar relief under the Federal Bankruptcy Code or any other applicable Federal or State law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Person or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudged a bankrupt.
“Base Capital” shall mean, at any time, the sum of (a) the Tangible Net Worth of Polaris Acceptance at such time, and (b) the aggregate principal amount of Revolving Loans (as defined in the Credit and Security Agreement) borrowed by Polaris Acceptance at such time.
“BBA Partnership Audit Rules” shall mean Sections 6221 through 6241 of the Code, as amended by the Budget Act, including any other Code provisions with respect to the same subject matter as Sections 6221 through 6241 of the Code, and any regulations promulgated or proposed under any such Sections and any administrative guidance with respect thereto.
“Budget Act” shall mean the Bi-partisan Budget Act of 2015.
“Business Day” shall mean any day the Federal Reserve Bank of Chicago is open for the transaction of business.
“Business Dispute” shall have the meaning given to it in Section 8.6.
“Capital Account” shall have the meaning given to it in Section 2.3.
“CDF” shall mean Wells Fargo Commercial Distribution Finance, LLC, a Delaware limited liability company.
“CDF Competitor” shall mean an individual or a corporation, partnership, trust, association, sole proprietorship, limited liability company or other entity of any kind which either directly or indirectly, alone or together, owns (other than the ownership of less than 10% of the outstanding voting capital stock of any corporation whose voting capital stock is publicly listed), manages, operates, controls, or participates in, or is connected as an officer, employee, partner, director, shareholder (except as noted above) or otherwise with, any business engaged in the floorplan financing industry other than Polaris Acceptance, CDF, or any Affiliate of CDF as of the date hereof.
“CDF Services Agreement” shall mean that certain Second Amended and Restated Services Agreement -- CDF to PA, effective as of March 1, 2019, by and between CDF and Polaris Acceptance, as such agreement may be amended, restated, amended and restated, modified or supplemented from time to time.
“CDF” shall have the meaning given to it in the preamble hereto.
“CDF Purchase Option” shall have the meaning given to it in Section 3.3(a).

“CEO” shall have the meaning given to it in Section 4.5.
“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.
“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of February 7, 1996, by and between CDF and the Partnership, as such agreement may be amended, restated, modified or supplemented from time to time.
“COO” shall have the meaning given to it in Section 4.4.
“Core Units” shall mean (1) Powersports Units, and (ii) Marine Units.
“Credit and Security Agreement” shall mean that certain Amended and Restated Credit and Security Agreement, effective as of March 1, 2019, by and between CDF and the Partnership, as such agreement may be amended, restated, amended and restated, modified or supplemented from time to time.
“Defaulting Partner” shall mean the Party causing an Event of Default.
“Definitive Agreements” shall mean this Agreement, the Joint Venture Agreement, the Credit and Security Agreement, the CDF Services Agreement, the Polaris Services Agreement, the Subservices Agreement, the Manufacturer’s Repurchase Agreement, the Contribution Agreement, the Program Letters, and the License Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time.
“Discount Rate” shall mean, as of the date of this Agreement, two percent (2%), and thereafter, a rate determined by CDFJV from time to time, with input from PAI.
“Distributable Cash” shall mean, with respect to any fiscal month-end, an amount equal to the remainder of (x) the Partners’ combined aggregate Capital Account balances at such time, minus (y) an amount equal to the Required Equity Percentage of Base Capital to be based on the Base Capital determined each month as of the end of such month.
“Effective Date” shall have the meaning given to it in the preamble hereto.
“Effective Rate” shall have the meaning given such term in the Credit and Security Agreement.
“Employee Severance Expenses” shall mean, in connection with a dissolution of the Partnership, (i) all severance payments to be made by CDF, Polaris, or any of their respective Affiliates, in accordance with the severance policies applicable to their respective personnel, to personnel which were dedicated to the Partnership at the time of dissolution, to the extent such personnel’s employment with CDF, Polaris or such Affiliate (as appropriate) is to be terminated in connection with such dissolution, and (ii) all moving and relocation expenses to be incurred by personnel which were dedicated to the Partnership at the time of dissolution to the extent such personnel will be relocated under a program or policy of CDF, Polaris or any of their respective

Affiliates (25 appropriate) in connection with such dissolution; provided that the expenses described in this clause (ii) shall not exceed the expenses which would be incurred in connection with the relocation of such personnel back to such personnel’s place of residence immediately prior to such personnel’s engagement on behalf of the Partnership.
“Event 6/ Default” shall have the meaning given to it in Section 8.2.
“Excluded Dealer” shall have the meaning given to it in Section 1.2.
“Excluded Products” shall have the meaning given to it in Section 1.2.
“Extended Term” shall have the meaning given to it in Section 1.4(a).
“Fair Market Value” shall mean, as to a defined set of Receivables, an amount determined in accordance with the methodology and formulae used to calculate the present value of such Receivables in Schedule 1 annexed hereto based upon (1) the utilization of the Discount Rate, (11) an assumption that such Receivables will have an average life equal to the Run-Off Period, (iii) the yield of such Receivables, based on forecasted projections created with respect to such Receivables and applied to the projected Average Outstanding Balance of such Receivables; (iv) the projected cost of funds based on (x) the cost of funds projections of the Securitization Facility, and (y) the forecasted cost of funds as determined by Wells, applied to the projected Average Outstanding Balance of such Receivables, and assuming such Receivables are funded entirely by debt; (v) the projected cost of servicing such Receivables as determined by CDFJV with the input of PAI; and (vi) forecasted chargeoffs with respect to the projected Average Outstanding Balance of such Receivables. For illustration purposes only, an example of the Fair Market Value calculation is set forth in Schedule 1. All forecasts and projections will be based upon CDFJV’s forecasts with input from PAI. CDFJV shall allow PAI to review the data which support the determination of Fair Market Value from time to time, upon PAI’s reasonable request. Back-testing will be performed periodically to assess the quality of the forecasts and projections used, and the forecasts and projections will be adjusted each calendar month or at such different intervals as Wells may determine. The forecasts and projections will be reviewed at each Management Committee meeting.
“First Amended Agreement” shall have the meaning given to it in the Recitals hereto.
“Fiscal Year” shall have the meaning given to it in Section 7.4.
“Fundamental Dispute” shall have the meaning given to it in Section 8.5.
“Funded Securitized Receivables” shall mean, as of any date, those Receivables which, at any time prior to such date, (i) were sold by the Partnership to a Securitization Facility sponsored by Wells and (ii) which have been funded by the issuance of public or private debt (other than with respect to intercompany loans to CDFJV or any of its Affiliates from any Affiliate of CDFJV).

“Funded Securitized Receivables Amount” shall mean, as of any date, the aggregate outstanding principal balance of Funded Securitized Receivables.
“Global Monthly ADB” shall mean, for any calendar month, the total aggregate outstanding principal amount owing to Affiliates of CDF other than Polaris Acceptance and Wells Fargo Capital Finance Corporation Canada from all dealers and distributors (as determined on a managed basis without regard for securitization) of Polaris Product (excluding any such principal amount attributable to retail sales or Excluded Product) for receivables arising out of sales of Polaris Product to dealers and distributors located outside of North America (excluding retail sales) and financed by such Affiliates of CDF (for the avoidance of doubt, other than Polaris Acceptance and Wells Fargo Capital Finance Corporation Canada), during the term of the Partnership for each day during such calendar month, divided by the number of days in such calendar month.
“Global Twelve-Month ANR” shall mean with respect to any twelve-month period, calculated as of December 31 of each year during the term of the Partnership, the sum of the Global Monthly ADB for each month during such period, divided by twelve.
“Indemnified Parties” shall have the meaning given to it in Section 11.3.
“Initial Term” shall have the meaning given to it in Section 1.4(a).
“Investment Grade” shall mean, with respect to Wells (or any successor entity through which CDF obtains funding for its finance businesses) at any time, that the rating given by Standard & Poor’s Ratings Services or Moody’s Investor Service, Inc. to the long term debt of Wells (or such successor entity, as the case may be) shall be “BBB-” or higher or “Baa3” or higher, respectively, at such time.
“Joint Venture Agreement” shall mean that certain Second Amended and Restated Joint Venture Agreement, dated effective as of August 1, 2019, between PII and CDF, as such agreement may be amended, restated, amended and restated, modified or supplemented from time to time.
“Last Day of the Initial Term” shall mean February 28, 2027.
“License Agreement” shall mean that certain Second Amended and Restated License Agreement, dated as of November 1, 2023, by and among PAI, Manufacturer and Polaris Acceptance, as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Management Committee” shall have the meaning given to it in Section 4.1.
“Management Committee Initial Consideration Period” shall have the meaning given to it in Section 12.15(b).
“Manufacturer” shall have the meaning given to it in the Recitals hereto.

“Manufacturer’s Repurchase Agreement” shall mean that certain Second Amended and Restated Manufacturer’s Repurchase Agreement among PII, Manufacturer, PSI, Polaris Acceptance, and the Marine Portfolio Entities dated July 1, 2024, as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Marine Portfolio Entities” shall mean Highwater Marine, LLC, a Delaware limited liability company, Polaris Boats LLC, a Delaware limited liability company, and Pontoon Boat, LLC, a Delaware limited liability company, and “Marine Portfolio Entity” shall mean any of them.
“Marine Portfolio Products” shall mean all inventory and other products of every type or nature manufactured or distributed by any Marine Portfolio Entity.
“Marine 0072 Program Letter” shall mean that certain Program Letter (Marine Portfolio) - Inventory Financing Program, among, PII, Manufacturer, PSI, the Marine Portfolio Entities, and Polaris Acceptance, dated as of the Effective Date, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Marine Units” shall mean all types and varieties of marine equipment with an engine or motor, including, without limitation, boats and personal watercraft.
“Members” shall have the meaning given to it in Section 4.2.
“Merger Event” shall mean (i) a merger or consolidation of a direct or indirect parent of a Partner (a “Merger Party”) with or into any other corporation, partnership, limited liability company or other entity (a “Successor Entity”), (ii) a statutory share or equity exchange involving the capital stock or equity of a Merger Party and a Successor Entity, (iii) a sale of all or substantially all of the assets of a Merger Party to a Successor Entity, or (iv) the sale of all of the outstanding capital stock or equity of a Merger Party to a Successor Entity; provided, however, that if the internal corporate or ethical policies of a Partner or any of its Affiliates (it being acknowledged and agreed by each Partner that such policies shall be consistently applied by such Partner or its Affiliate acting in good faith and not as a pretext to cause such event not to qualify as a Merger Event) would not permit such Partner or its Affiliates to do business with, or otherwise to be associated with, the applicable Successor Entity in any transaction described in clauses (i) through (iv) above, then such transaction shall not be deemed to be a Merger Event.
“Merger Party” shall have the meaning given to it in the definition of “Merger Event.”
“No Exercise Date” shall have the meaning given to it in Section 3.3(a).
“Non-Defaulting Partner” shall mean the Party not causing an Event of Default when the other Party is a Defaulting Partner.
“OCC shall have the meaning given to it in Section 7.2.
“Original Agreement” shall have the meaning given to it in the Recitals hereto.

“PA” shall have the meaning given to it in the Recitals hereto.
“PAI” shall have the meaning given to it in the preamble hereto.
“PAI Purchase Option “ shall have the meaning given to it in Section 3.2(a).
“Panel” shall have the meaning given to it in Section 4.7(c).
“Partner” and “Partners” shall have the meanings given to them in Section 1.1.
“Partnership” shall have the meaning given to it in the Recitals hereto.
“Partnership Indemnified Party” shall have the meaning given to it in Section 11.1.
“Partnership Interest” and “Partnership Interests” shall have the meanings given to them in Section 1.1.
“Partnership Representative” shall have the meaning given to it in Section 7.10(b).
“Party” and “Parties” shall have the meanings given to them in Section 1.1.
“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a limited liability company, a joint stock company, an unincorporated association, a joint venture, a trust, a sole proprietorship and any other entity or a governmental authority.
“PIT” shall have the meaning given to it in the Recitals hereto.
“Polaris” shall have the meaning given to it in the Recitals hereto.
“Polaris Acceptance” shall have the meaning given to it in the Recitals hereto.
“Polaris Commercial Customers” means any or all of the domestic (i) dealers, (ii) distributors, (iii) boat club operators, and (iv) other commercial customers that purchase any Polaris Products primarily for commercial use or resale, in each case, of or from Polaris or any Affiliates of Polaris, but for the avoidance of doubt, excluding consumers purchasing Polaris Products at retail for personal, family or household purposes.
“Polaris Competitor” shall mean an individual or a corporation, partnership, trust, association, sole proprietorship, limited liability company or other entity of any kind which either directly or indirectly, alone or together, owns (other than the ownership of less than 10% of the outstanding voting capital stock of any corporation whose voting capital stock is publicly listed), manages, operates, controls, or participates in, or is connected as an officer, employee, partner, director, shareholder (except as noted above) or otherwise with, any business engaged in one or more of the snowmobile, all-terrain vehicle (a/k/a ATV), side-by-side vehicle, low emission vehicle or motorcycle (and, in each case, related parts, garments and accessories) industries other than Polaris Acceptance, Polaris, or any Affiliate of Polaris as of the date hereof.

“Polaris Products” shall mean, at any time, (i) any products manufactured or distributed by Polaris or any of their Affiliates at such time, (including, without limitation, any Marine Portfolio Products) and (iii) any other products that are approved by the Management Committee.
“Polaris Services Agreement” shall mean that certain Second Amended and Restated Services Agreement -- Polaris to PA, effective as of March 1, 2019, by and between PAI and Polaris Acceptance, as such agreement may be amended, restated, amended and restated, modified or supplemented from time to time.
“Powersports Program Letter” shall mean that certain Amended and Restated Program Letter (Powersports) - Inventory Financing Program among, PII, Manufacturer, PSI, the Marine Portfolio Entities, and Polaris Acceptance, dated as of the Effective Date, as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Powersports Units” shall mean all types and varieties of land sporting, utility, or recreational equipment with an engine or motor, including, without limitation, motorcycles, mopeds, motorized bicycles, scooters, standing scooters, all-terrain vehicles, three-wheelers, trikes, four-wheelers, side-by-sides, snow mobiles, golf carts, personal transport vehicles, other units using handlebars or steering wheels to control movements and/or those whose operators are exposed to the elements.
“Profits” or “Losses” shall mean, for each period taken into account under Article VI, an amount equal to the Partnership’s taxable income or taxable loss for such period, respectively, determined in accordance with Federal income tax principles, with the following adjustments:
(i)there shall be added to such taxable income or taxable loss an amount equal to any income received by the Partnership during such period which is wholly exempt from Federal income tax interest income which is exempt from Federal income tax under Section 103 of the Code);
(ii)any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss; and (iii) such other adjustments as are required under Section 704 of the Code and the regulations thereunder shall be made.
“Program Letters” shall mean (i) the Powersports Program Letter, and (ii) the Marine Portfolio Program Letter.
“Pro Rata Share” shall have the meaning given to it in the definition of “Securitization Funding Costs.”
“PSI” shall have the meaning given to it in the Recitals hereto.
“Purchase Option Closing Date” shall have the meaning given to it in Section 3.2(b).

“Receivables” shall mean all accounts, payment intangibles and/or instruments (as each such term is defined in the Uniform Commercial Code) originated or acquired by the Partnership in the conduct of its business that constitute dealer receivables or “accounts receivable” (as such term is used in this Agreement).
“Receivables Sale Agreement” shall mean any agreement to which the Partnership is a party from time to time, and pursuant to which the Partnership transfers Receivables to a purchaser in connection with a Securitization Transaction.
“Recovery” shall mean any payment or funds received from or on behalf of an obligor with respect to a Receivable during a calendar month which Receivable was previously charged-off by the Partnership.
“Renewal Notice Date” shall mean the date which is one year prior to the expiration of the Initial Term, an Extended Term, or an additional term (as applicable).
“Required Equity Percentage” shall mean thirty-three percent (33%), as adjusted by the Partners or the Management Committee from time to time in accordance with Section 2.2.
“Required Withdrawal Notice Date” shall, (a) if a Shortened Withdrawal Event has occurred, mean the date which is 180 days prior to the Withdrawal Date contained in the notice delivered under and pursuant to Section 2.7(b), and such notice includes a reasonably detailed explanation of such Shortened Withdrawal Event, or (b) if no Shortened Withdrawal Event has occurred, mean the date which is 18 months prior to the Withdrawal Date contained in the notice delivered under and pursuant to Section 2.7(b).
“Run-Off Period” shall mean, with respect to any Receivables to be sold by the Partnership to a Securitization Facility, a calendar period equal to twenty-four (24) months beginning on the date such Receivables become Securitized Receivables.
“Second Amended Agreement” shall have the meaning given to it in the Recitals hereto.
“Securitization Facility” shall mean a financial program and structure pursuant to which a Securitization Transaction is established, administered and consummated.
“Securitization Funding Costs” shall mean, for any calendar month, the sum of (a) the product of (i) the interest rate payable by CDFJV or any other issuer of public or private debt (other than with respect to intercompany loans to CDFJV or any of its Affiliates from any Affiliate of CDFJV) with respect to the Funded Securitized Receivables for such month, (ii) the portion of the average daily ending outstanding balance of the Securitized Receivables during such month which has been funded by the issuance of public or private debt (other than with respect to intercompany loans to CDFJV or any of its Affiliates from any Affiliate of CDFJV), and (iii) the number of days in such month, divided by 360, (b) any costs or expenses of Wells or any Affiliate thereof as actually incurred by such entity specifically and directly relating to the Securitized Receivables and/or the Pro Rata Share of any costs or expenses allocated to such entity during such month, in each case in connection with a Securitization Transaction funded, sponsored, arranged or administered by Wells or any Affiliates thereof including, but not limited to, any actual or the Pro Rata Share of any costs or expenses incurred by or allocated to, as the case may be, Wells or any Affiliate thereof with respect to any public or private debt (other than with respect to intercompany loans to CDFJV or any of its Affiliates from any Affiliate of CDFJV) funding of any Securitized Receivables, including, without limitation, any debt costs associated with Receivables transferred by the Partnership to a Securitization Facility which have not been funded by the issuance of public or private debt (other than with respect to intercompany loans to CDFJV or any of its Affiliates from any Affiliate of CDFJV) to the extent not included in the Effective Rate, and (c) the product of (i) the Effective Rate for such month, (ii) the portion of the average daily ending outstanding balance of the Securitized Receivables during such month which has not been funded by the issuance of public or private debt (other than with respect to intercompany loans to CDFJV or any of its Affiliates from any Affiliate of CDFJV) and (iii) the number of days in such month, divided by 360. For purposes of this definition, “Pro Rata Share” shall mean the proportion that the Securitized Receivables Amount bears, at any given time, to the aggregate face value of the entire asset pool that is subject of the applicable Securitization Transaction.
“Securitization Transaction” shall mean any securitization or structured finance transaction in which an interest of the Partnership in any Receivables are or are to be transferred by the Partnership to a so-called special purpose entity for fair and reasonably equivalent value and where such transfer is intended by the Partnership to be accounted for as a sale in accordance with generally accepted accounting principles (notwithstanding how such transfer may ultimately be characterized for tax and accounting purposes). Without limiting the foregoing, the sale of Receivables by the Partnership into the Securitization Facility sponsored by Wells as currently taking place under the Second Amended Agreement, constitutes a Securitization Transaction.
“Securitized Receivables” shall mean those Receivables sold by the Partnership to a Securitization Facility in connection with a Securitization Transaction.
“Securitized Receivables Amount” shall mean, at any given time, the sum of (i) the Unfunded Securitized Receivables Amount plus (ii) the Funded Securitized Receivables Amount.
“Senior Officers” shall have the meaning given to it in Section 4.7(a).
“Services Agreements” shall mean the Polaris Services Agreement, the CDF Services Agreement and the Subservices Agreement.
“SG&A Costs” shall mean, for any period, those selling, general and administrative costs incurred by the Partnership or allocated to the Partnership by CDF, which are related to the Partnership’s floorplan assets, including Receivables and Securitized Receivables. SG&A Costs do not include audit true-ups, outside service expenses, external credit, collection and repossession costs, and those costs and expenses for services which are customarily outsourced such as legal and audit.

“Shortened Withdrawal Event” shall mean the date upon which PAI provides written notice to CDFJV that not less than thirty days have elapsed without a reasonably satisfactory resolution following the issuance by PAI, of a written objection to (a) a calculation in any Receivables Sale Agreement of “fair value” of any Receivable sold thereunder, and which PAI contends is materially different from the amount calculated on the basis of the definition of Fair Market Value set forth in this Agreement, or (b) a determination of Fair Market Value (or any component part thereof, including the Discount Rate or the projected cost of servicing Receivables for purposes of determining the Fair Market Value thereof) by CDFJV.
“Subservices Agreement” shall mean that certain Amended and Restated Sub Services Agreement - Polaris to CDF, dated as of November 30, 2012, between PAI and CDF, as such agreement may be amended, restated, amended and restated, modified or supplemented from time to time.
“Successor Entity” shall have the meaning given to it in the definition of “Merger Event.”
“System Technology” shall have the meaning given to it in Section 12.6.
“Tangible Net Worth” means, with respect to the Partnership at any time, the remainder at such time, determined in accordance with U.S. generally accepted accounting principles, of (a) the total assets of the Partnership minus (b) the sum (without action and without duplication of deductions) of (i) the total liabilities of the Partnership, (ii) all reserves established by the Partnership for anticipated losses and expenses (to the extent not deducted in calculating total assets in clause (a) above and not included in clause (i)), and (iii) all intangible assets of the Partnership, including, without limitation, goodwill (including any amounts, however designated on the balance sheet, representing the cost of acquisition of businesses and investments in excess of underlying tangible assets), trademarks, trademark rights, trade name rights, copyrights, patents, patent rights, licenses, un-amortized debt discount, marketing expenses, organization expenses and non-compete agreements.
“Tax Matters Partner” shall have the meaning given to it in Section 7-10.
“Technology” shall have the meaning given to it in Section 12.6.
“Termination Fee” shall have the meaning given to it in Section 1.4(b).
“Third Amended Agreement” shall have the meaning given to it in the Recitals hereto.
“Unfunded Securitized Receivables” shall mean, as of any date, the Securitized Receivables minus the Funded Securitized Receivables and, for avoidance of doubt, shall consist of those accounts receivable, which at any time prior to such date, (i) were sold by the Partnership to a Securitization Facility sponsored by Wells and (ii) which have not been funded by the issuance of public or private debt (other than with respect to intercompany loans to CDFJV or any of its Affiliates from any Affiliate of CDFJV).

“Unfunded Securitized Receivables Amount” shall mean, as of any date, the aggregate outstanding principal balance of Unfunded Securitized Receivables and shall be computed as the aggregate Securitized Receivables Amount minus the Funded Securitized Receivables Amount.
“Wells” shall mean Wells Fargo Bank, N.A.
“Withdrawal Date” shall have the meaning given to it in Section 2.7(b).

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of February 7, 2024, and is effective as of, the Effective Date.

POLARIS ACCEPTANCE INC. By: /s/ John Springer Name: John Springer Title: Vice President CDF JOINT VENTURES, LLC By: /s/ Laura Early Name: Laura Early Title: Senior Securitization Officer and Treasurer

Schedule 1

Pro Forma Example of the Fair Market Value Calculation

Schedule 2

Initial Excluded Dealers

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